  As filed with the Securities and Exchange Commission on October 29, 2001.


                                                  Registration No. 333-69646

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                              --------------------

                            AMENDMENT NO. 1
                                      TO

                                   Form S-3

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                                ---------------

                            KINDRED HEALTHCARE, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                         61-1323993
  (State or other jurisdiction of                           (I.R.S. Employer
   incorporation or organization)                          Identification No.)

                            680 South Fourth Street
                        Louisville, Kentucky 40202-2412
                                 (502) 596-7300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                            M. Suzanne Riedman, Esq.
                   Senior Vice President and General Counsel
                            Kindred Healthcare, Inc.
                            680 South Fourth Street
                        Louisville, Kentucky 40202-2412
                                 (502) 596-7300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                            James F. Munsell, Esq.
                      Cleary, Gottlieb, Steen & Hamilton
                               One Liberty Plaza
                         New York, New York 10006-1470
                                (212) 225-2000

                                ---------------

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                                ---------------



                                                  CALCULATION OF REGISTRATION FEE
=================================================================================================================================
  Title of Each Class of                               Proposed Maximum Offering   Proposed Maximum Aggregate       Amount of
Securities to be Registered   Amount to be Registered      Price Per Unit(1)            Offering Price(1)        Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock(2) .............      14,431,993                   $56.63                   $817,283,763.59          $204,320.94*
----------------------------------------------------------------------------------------------------------------------------------
Series A Warrants ...........       1,451,234
----------------------------------------------------------------------------------------------------------------------------------
Series B Warrants ...........       3,628,083
=================================================================================================================================
(1) Estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low sale price of the common stock on the OTC Bulletin Board on October 26, 2001.
(2) Includes 1,451,234 shares of common stock and 3,628,083 shares of common stock, which may be issued from time to time upon exercise of the Series A and Series B warrants, respectively. No separate consideration will be received in the offering for the common stock issuable upon exercise of the Series A and Series B warrants. Pursuant to Rule 416 under the Securities Act, the number of shares registered hereby shall include an indeterminate number of additional shares which may be issued upon the occurrence of certain events in accordance with the applicable anti-dilution provisions of the Series A and Series B warrants. If more shares of common stock are issued than are hereby registered, the Registrant will file a new registration statement or amend this registration statement to cover such additional shares.
(3) Pursuant to Rule 457(g)(3) of the Securities Act no separate registration fee is payable with respect to the Series A warrants or the Series B warrants because a registration fee is being paid with respect to the shares of common stock issuable upon exercise thereof.
*Previously paid.



   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and offers to buy these securities are not being solicited in any state where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED OCTOBER 29, 2001


PROSPECTUS

                                 [Kindred Logo]

                            KINDRED HEALTHCARE, INC.

                        9,352,676 Shares of Common Stock

                          1,451,234 Series A Warrants

                          3,628,083 Series B Warrants


            1,451,234 Shares of Common Stock Issuable Upon Exercise

                            of the Series A Warrants

            3,628,083 Shares of Common Stock Issuable Upon Exercise

                            of the Series B Warrants
                                _______________

     The selling security holders identified in this prospectus may offer, from time to time, up to 9,352,676 shares of our common stock, 1,451,234 Series A warrants and 3,628,083 Series B warrants, each warrant evidencing the right to purchase one share of our common stock, 1,451,234 shares of common stock issuable upon exercise of the Series A warrants and 3,628,083 shares of common stock issuable upon exercise of the Series B warrants. See "Principal and Selling Security Holders." The Series A and Series B warrants have identical terms, except for the exercise price, which is $30.00 per share for the Series A warrants and $33.33 per share for the Series B warrants, subject to adjustment in each case. We refer to the Series A and Series B warrants collectively as the warrants.


     On April 20, 2001, we emerged from bankruptcy and pursuant to our Fourth Amended Joint Plan of Reorganization on that date we issued 15,000,000 shares of our common stock, 2,000,000 Series A warrants and 5,000,000 Series B warrants to certain claimholders under the Plan, including the selling security holders.

     The selling security holders may sell these securities from time to time directly to purchasers or through agents, underwriters or dealers. In addition, shares held by one of the selling security holders may be distributed to its shareholders as a stock dividend or other distribution of assets. If required, the names of any other selling security holders, agents or underwriters involved in the sale of these securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in a supplement to this prospectus. The selling security holders will receive all of the net proceeds from the sale of shares of common stock and warrants and will pay all underwriting discounts and selling commissions, if any, applicable to such sale. We will not receive any of the proceeds from the sale of these securities, although we will receive proceeds upon exercise of the warrants.

     The selling security holders and participating brokers or dealers, if any, may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of shares of common stock and warrants by those selling security holders and any commissions or discounts received by those brokers or dealers, if any, may be deemed to be underwriting compensation under the Securities Act.

     Our common stock and the Series A and Series B warrants are quoted on the OTC Bulletin Board under the symbols "KIND," "KINDW" and "KINDZ." On October 26, 2001, the average of the bid and asked prices for the common stock and the Series A and Series B warrants on the OTC Bulletin Board were $56.63 per share of common stock, $33.50 per Series A warrant and $32.50 per Series B warrant.
We have applied to have the shares of our common stock and the Series A and Series B warrants quoted on The Nasdaq National Market under the symbols "KIND," "KINDW" and "KINDZ."


     Investing in our common stock and warrants involves risks. See "Risk Factors" on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is ____________, 2001.

                               TABLE OF CONTENTS


                                         Page
                                         ----
Prospectus Summary......................   1
Risk Factors............................   5
Forward-Looking Statements..............  12
Use of Proceeds.........................  14
Price Range of Common Stock.............  14
Dividend Policy.........................  14
Capitalization..........................  15
Business................................  16
Management..............................  43
Principal and Selling Security Holders..  46
Description of Capital Stock............  49
Securities Eligible for Future Sale.....  52
Plan of Distribution....................  53
Legal Matters...........................  54
Experts.................................  54
Where You Can Find More Information.....  55


                                --------------

     This prospectus is a part of a registration statement that we have filed with the SEC using a "shelf registration" process. You should read both this prospectus and any supplement together with additional information described under "Where You Can Find More Information."

     You should rely only on the information contained in this document or any supplement or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document or any supplement may only be accurate on the date on the front of such documents.

     All references in this prospectus to "Kindred," "our company," "we," "us" or "our" mean Kindred Healthcare, Inc. and, unless the context otherwise requires, its consolidated subsidiaries. For periods prior to May 1, 1998, such terms refer to the company's business as it was conducted by Ventas, Inc. On that date Ventas completed the spin-off of its healthcare operations by distributing shares of our pre-reorganization common stock to its stockholders while retaining substantially all of its real estate assets.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus or in the documents incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in the common stock or warrants. You should read carefully the entire prospectus, including the documents incorporated by reference in this prospectus, especially the risks of investing in the common stock and warrants discussed under "Risk Factors."

                            Kindred Healthcare, Inc.

     We are one of the largest providers of long-term healthcare services in the United States based on revenues. Our health services division provides long-term care services by operating nursing centers and a rehabilitation therapy business, and our hospital division provides long-term acute care services by operating hospitals and an institutional pharmacy business. As of June 30, 2001, we operated:

     . 315 nursing centers with 40,607 licensed beds in 32 states, making us the fourth largest operator of nursing centers in the United States, and

     . 56 hospitals with 4,867 licensed beds in 23 states, including 52 long-term acute care hospitals, making us the largest operator of such hospitals in the United States.

Competitive Strengths

     Premier Long-Term Acute Care Hospital Operator.   Since opening our first
hospital in 1985, we have grown into the largest network of long-term acute care hospitals in the United States based on revenues. As a result of our commitment to the long-term acute care business and our comprehensive program of care for medically complex patients, we believe that we are the premier operator of long-term acute care hospitals in the United States.

     Proven Management Team.   Our senior management team has an average of 22
years of experience in the healthcare industry, offering a breadth of experience in the operation of nursing centers and long-term acute care hospitals.

     Geographic Diversity and Independent Business Lines.   We believe the
geographic diversity of our nursing centers and hospitals and two independent business lines reduce our exposure to any single state Medicaid reimbursement source and adverse regional and local economic conditions.

     Economies of Scale.   In addition to operating the largest network of long-
term acute care hospitals in the United States, we are the fourth largest operator of nursing centers in the United States based on revenues. The scale of our operations allows us to achieve cost efficiencies and gives us an advantage in negotiating contracts with suppliers, vendors, commercial insurers and other third parties. Due to our size, we have the ability to centralize various administrative services and spread the costs of these services over our entire base of operations.

     Use of Industry-Leading Information Technology to Enhance Operational
Performance.   We believe our industry-leading information technology allows us to operate efficiently and effectively under fixed reimbursement systems and increased regulatory compliance requirements. We are able to access sophisticated clinical and financial management information at a local, regional and corporate level, which enhances our ability to manage operational performance.

Health Services Division

     Through our nursing centers, we provide residents with long-term care services, a full range of pharmacy, medical and clinical services and routine services, including daily dietary, social and recreational services. We also provide rehabilitation services, including physical, occupational and speech therapies. In addition, we believe that we are a leading provider of care for patients with Alzheimer's disease, offering specialized programs at more than 80 nursing centers for patients suffering from this disease.

     The principal elements of our health services division strategy are:

     Providing Quality, Clinical-Based Services.   The health services division
is focused on qualitative and quantitative clinical performance indicators with the goal of providing quality care under the cost containment objectives imposed by government and private payors.

     Enhancing Sales and Marketing Programs.   The health services division
intends to increase our nursing center patient volumes through enhanced sales and marketing programs and improved relationships with local referral sources.

     Increasing Operating Efficiency.   The health services division continually
seeks to improve operating efficiency with a view to maintaining high quality care in an environment that demands an increasingly greater control of costs.
We believe that operating efficiency is critical in maintaining our position as a leading provider of nursing center services in the United States.

     Managing Efficient Delivery of Ancillary Services.   The health services
division realigned and refocused its ancillary services business in response to the decline in the demand for ancillary services that followed the implementation of the prospective payment system in 1998. Today, our nursing centers generally provide ancillary services to their patients through the use of internal staff. We are continuing to refine the delivery of ancillary services to external customers to maintain profitability under the cost constraints of the prospective payment system.

     Expanding Selectively Through Acquisitions and Development Activities.   We
believe that we are well positioned strategically and financially to pursue opportunities to expand our business through acquisitions and development activities on a selective basis.

Hospital Division

     In our hospitals, we primarily provide long-term acute care services to medically complex patients who are suffering from multiple systemic failures or conditions such as neurological disorders, head injuries, brain stem and spinal cord trauma, cerebral vascular accidents, chemical brain injuries, central nervous system disorders and developmental anomalies. In particular, we have a core competency in treating patients with pulmonary disorders. Medically complex patients often are dependent on technology for continued life support, and approximately 50% of the hospital division's patients are ventilator-dependent for some period of time during their hospitalization.

     The principal elements of our hospital division strategy are:

     Maintaining High Quality of Care.   The hospital division seeks to
differentiate its hospitals through its ability to care for medically complex patients in a high-quality, cost-effective setting. We are committed to maintaining and improving the quality of our patient care by dedicating appropriate resources to each facility and refining our clinical initiatives.

     Improving Operating Efficiency.   The hospital division is continuously
focused on improving operating efficiency with a view to maintaining quality patient care in an environment that demands an increasingly greater control of costs. Our hospital division seeks to improve operating efficiencies by standardizing its operations and optimizing the skill mix of its staff based on the hospital's occupancy and the clinical needs of its patients.

     Growing Through Business Development and Acquisitions.   Our growth
strategy is focused on the development and expansion of our services, including opportunities to establish new hospital-in-hospital and pulmonary units in hospitals operated by third parties. We believe that we are well positioned to acquire or develop new free-standing hospitals and selectively pursue other strategic opportunities.

     Expanding Breadth of Industry Leadership.   We are the leading provider of
long-term acute care to patients with pulmonary dysfunction. However, we also deliver other services in areas such as wound care, surgery, acute rehabilitation and pain management. We intend to broaden our expertise beyond pulmonary services and to leverage our leadership position in pulmonary care to expand our market strength to other clinical services.

     Increasing Higher Margin Commercial Volume.   Historically, we have
received higher reimbursement rates from commercial insurers than we have from the Medicare and Medicaid programs. As a result, we work to expand relationships with insurers to increase commercial patient volume.

     Improving Relationships with Referring Providers.   Substantially all of
the acute and medically complex patients admitted to our hospitals are transferred from other healthcare providers such as general acute care hospitals, intensive care units, managed care programs, physicians, nursing centers and home care settings. Accordingly, we focus on maintaining strong relationships with referring providers.

Other Information

     From September 13, 1999 until April 20, 2001, we operated as a debtor-in-possession under the jurisdiction of the United States Bankruptcy Court for the District of Delaware. On April 20, 2001, our Fourth Amended Joint Plan of Reorganization became effective and we emerged from bankruptcy with our current capital structure, amended master lease agreements with Ventas, Inc., from whom we lease 210 nursing centers and 44 hospitals, and a new board of directors. In connection with our emergence from bankruptcy, we also changed our name to Kindred Healthcare, Inc.

     In connection with our emergence from bankruptcy, we adopted fresh-start accounting on April 1, 2001 which materially changed the amounts previously recorded in our consolidated financial statements. We believe that business segment operating income before and after our reorganization is generally comparable. However, capital costs such as rent, interest, depreciation and amortization are not comparable. In addition, our reported financial position and cash flows for periods prior to April 1, 2001 generally are not comparable to those for periods after that date.
                             --------------------
     Our principal executive office is located at 680 South Fourth Street, Louisville, Kentucky 40202 and our telephone number is (502) 596-7300. Our Web site is located at www.kindredhealthcare.com. We are not incorporating by reference in this document any material from our Web site. The reference above to our Web site is an inactive textual reference to the uniform resource locator
(URL) and is for your reference only.

                                  The Offering


Common stock offered by selling security holders...........  9,352,676 shares

Warrants offered by selling security holders...............  1,451,234 Series A warrants
                                                             3,628,083 Series B warrants
Common stock issuable upon exercise of Series A
warrants offered by selling security holders...............  1,451,234 shares

Common stock issuable upon exercise of Series B
warrants offered by selling security holders...............  3,628,083 shares

Use of proceeds............................................  We will not receive any proceeds from the sale of the shares of common stock or warrants by
                                                             the selling security holders. We would
                                                             receive an aggregate of approximately $164.5
                                                             million in proceeds if all the warrants held
                                                             by the selling security holders were
                                                             exercised.  We intend to use any proceeds from
                                                             the exercise of the warrants, after deduction
                                                             of related expenses, for working capital and
                                                             general corporate purposes.

Trading....................................................  Our common stock and the Series A and Series B warrants are quoted on the OTC Bulletin Board
                                                             under the symbols "KIND," "KINDW" and "KINDZ."
                                                             We have applied to have our common stock and
                                                             the Series A and Series B warrants quoted
                                                             on The Nasdaq National Market under the symbols
                                                             "KIND," KINDW" and "KINDZ."

Risk factors...............................................  See "Risk Factors" and other information included or incorporated by reference in this
                                                             prospectus for a discussion of factors you
                                                             should carefully consider before deciding to
                                                             invest in our common stock or warrants.

     As of June 30, 2001, 15,600,000 shares of our common stock were outstanding. The common stock outstanding after this offering does not include:


     . 2,000,000 shares reserved for issuance upon the exercise of outstanding
       Series A warrants with an exercise price of $30.00 per share,

     . 5,000,000 shares reserved for issuance upon the exercise of outstanding
       Series B warrants with an exercise price of $33.33 per share,


     . 1,600,000 shares reserved for issuance under our stock option plans, under which options to purchase 934,200 shares were outstanding as of June 30, 2001 at a weighted average exercise price of $32.00 per share, and


     . a maximum of 2,237,035 shares that we may issue in an underwritten offering on or about the date of this prospectus.


     As of June 30, 2001, 2,000,000 Series A warrants and 5,000,000 Series B warrants were outstanding.

                                  RISK FACTORS

     An investment in our common stock and warrants involves a number of risks, some of which, including market, liquidity, credit, operational, legal and regulatory risks, could be substantial and are inherent in our businesses. Additional risks and uncertainties not known to us or that we currently deem immaterial may impair our business operations. You should carefully consider the following information about these risks, together with the other information in this prospectus, before buying shares of our common stock or warrants.

Changes in the reimbursement rates or methods of payment from third-party payors, including the Medicare and Medicaid programs, or the implementation of other measures to reduce reimbursement for our services could result in a substantial reduction in our revenues and operating margins.

     We depend on reimbursement from third-party payors, including the Medicare and Medicaid programs, for substantially all of our revenues. For the six months ended June 30, 2001, we derived approximately 70% of our total revenues from the Medicare and Medicaid programs and approximately 30% from private third-party payors, such as commercial insurance companies, health maintenance organizations, preferred provider organizations and contracted providers.

     The Medicare and Medicaid programs are highly regulated and subject to frequent and substantial changes. The Balanced Budget Act of 1997, which established a plan to balance the federal budget by fiscal year 2002, contained extensive changes to the Medicare and Medicaid programs intended to reduce significantly the projected amount of increase in payments under those programs. The Balanced Budget Act, among other things:

     . substantially reduced Medicare reimbursement payments to our nursing centers by establishing a prospective payment system covering substantially all services provided to Medicare patients, including ancillary services such as respiratory therapy, physical therapy, occupational therapy, speech therapy and certain covered pharmaceuticals,

     . reduced payments made to our hospitals by reducing the Tax Equity and Fiscal Responsibility Act of 1982, or TEFRA, incentive payments, allowable costs for capital expenditures and bad debts, and payments for services to patients transferred from a general acute care hospital, and

     . repealed the federal payment standard for Medicaid reimbursement levels often referred to as the "Boren Amendment" for hospitals and nursing facilities.

     Congress has directed the Secretary of the U.S. Department of Health and Human Services to develop a prospective payment system applicable specifically to long-term acute care hospitals by October 1, 2001. The new prospective payment system would be effective for cost report periods beginning on or after October 1, 2002. This payment system would not impact us until September 1, 2003. To date, the Secretary has not proposed such a prospective payment system. Congress has further directed that if the Secretary is unable to implement a prospective payment system specific to long-term acute care hospitals by October 1, 2002, the Secretary shall instead implement, as of such date, a prospective payment system for long-term acute care hospitals based upon existing hospital diagnosis-related groups modified where feasible to account for resource use of long-term acute care hospital patients. We cannot predict the content or timing of such regulations. We cannot assure you that such regulations will not have a material adverse impact on our financial condition and results of operations.

     There also continue to be legislative and regulatory proposals that would impose further limitations on government and private payments to healthcare providers. By repealing the Boren Amendment, the Balanced Budget Act eased existing impediments on the ability of states to reduce their Medicaid reimbursement levels. In some cases, states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance.

     In addition, private third-party payors are continuing their efforts to control healthcare costs through direct contracts with healthcare providers, increased utilization review and greater enrollment in managed care programs and preferred provider organizations. These private payors increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk.

     We could be adversely affected by the continuing efforts of governmental and private third-party payors to contain the amount of reimbursement we receive for healthcare services. We cannot assure you that reimbursement payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Future changes in the reimbursement rates or methods of third-party payors, including the Medicare and Medicaid programs, or the implementation of other measures to reduce reimbursement for our services could result in a substantial reduction in our net operating revenues. Our operating margins may continue to be under pressure because of deterioration in pricing flexibility, changes in payor mix and growth in operating expenses in excess of increases in payments by third-party payors. In addition, as a result of competitive pressures, our ability to maintain operating margins through price increases to private patients is limited. See "Business--Government Regulation."

Our failure to pay rent, or Ventas' exercise of its right to reset the annual aggregate minimum rent, under the Master Lease Agreements could materially adversely affect our liquidity, financial condition and results of operations.

     We currently lease 210 of our 315 nursing centers and 44 of our 56 hospitals from Ventas under four Master Lease Agreements. Our failure to pay the rent or otherwise comply with a material provision of any of our Master Lease Agreements with Ventas would result in an "Event of Default" under such Master Lease Agreement. Upon an Event of Default, remedies available to Ventas include, without limitation, terminating such Master Lease Agreement, repossessing and reletting the leased properties and requiring us to remain liable for all obligations under such Master Lease Agreement, including the difference between the rent under such Master Lease Agreement and the rent payable as a result of reletting the leased properties, or requiring us to pay the net present value of the rent due for the balance of the term of such Master Lease Agreement. The exercise of such remedies could have a material adverse effect on our financial condition and our business.

     In addition, the Master Lease Agreements provide Ventas with a one-time option, that may be exercised by Ventas within one year from July 2006, to reset the annual aggregate minimum rent under one or more of the Master Lease Agreements to the then current fair market rental of the relevant leased properties in exchange for a payment to us. Accordingly, if the operations or value of our leased properties improve, the relevant fair market rental likewise may increase over the current rental if the option is exercised. If Ventas were to exercise this option, the potential increase in our annual aggregate minimum rent payments could be so substantial as to have a material adverse effect on our financial condition and results of operations. See "Business--Master Lease Agreements."

We could experience significant increases to our operating costs due to shortages in qualified nurses and other healthcare professionals.

     The market for qualified nurses and other healthcare professionals is highly competitive. We, like other healthcare providers, have experienced difficulties in attracting and retaining qualified personnel such as nurses, certified nurse's assistants, nurse's aides and other important providers of healthcare. Our hospitals are particularly dependent on nurses for patient care. Salaries, wages and benefits were approximately 56% of our revenues for the three months ended June 30, 2001. The difficulty our nursing centers and hospitals are experiencing in hiring and retaining qualified personnel has increased our average wage rate and forced us to increase our use of contract nursing personnel. We may continue to experience increases in our labor costs primarily due to higher wages and greater benefits required to attract and retain qualified healthcare personnel. Our ability to control labor costs will significantly affect our future operating results.

     We operate 20 nursing centers in the State of Florida. The State of Florida recently enacted legislation establishing certain minimum staffing requirements for nursing centers operating in that state. Beginning January 1, 2002, each Florida nursing center must satisfy certain minimum hours of direct care per resident per day by both licensed nurses and certified nursing assistants and certain minimum staff/patient ratios for both licensed nurses and certified nurse assistants. The implementation of these staffing requirements in Florida is not contingent upon any additional appropriation of state funds in any budget act or other statute. Other states in which we operate nursing centers also may establish minimum staffing requirements in the future. Our ability to satisfy such staffing requirements will depend upon our ability to attract and retain the qualified nurses, certified nurse assistants and other staff. Failure to comply with such minimum staffing requirements may result in the imposition of fines or other sanctions. If states do not appropriate sufficient additional funds (through Medicaid program appropriations or otherwise) to pay for any additional operating costs resulting from such minimum staffing requirements, our profitability may be adversely affected.

We may not be able to meet our substantial rent and debt service requirements.

     A substantial portion of our cash flows from operations is dedicated to the payment of rents related to our leased properties as well as interest on our outstanding indebtedness of $302 million at June 30, 2001. If we are unable to generate sufficient funds to meet our obligations, we may be required to refinance, restructure or otherwise amend some or all of such obligations, sell assets or raise additional cash through the sale of our equity. We cannot assure you that such restructuring activities, sales of assets or issuances of equity can be accomplished or, if accomplished, would raise sufficient funds to meet these obligations. Our high degree of leverage and related financial covenants:

     . require us to dedicate a substantial portion of our cash flow to payments on our rent and interest obligations, thereby reducing the availability of cash flow to fund working capital, capital expenditures and other general corporate activities,

     . require us to pledge as collateral substantially all of our assets, and

     . require us to maintain certain debt coverage and financial ratios at specified levels, thereby reducing our financial flexibility.

  These provisions:

     . could have a material adverse effect on our ability to withstand competitive pressures or adverse economic conditions (including adverse regulatory changes),

     . could affect adversely our ability to make material acquisitions, obtain future financing or take advantage of business opportunities that may arise, and

     . increase our vulnerability to a downturn in general economic conditions or in our business.

If we fail to cultivate new or maintain established relationships with the referral sources in our markets, our revenues may decline.

     Our success, in large part, is dependent upon the admissions and referrals from physicians and other healthcare providers in the communities that our hospitals and nursing centers serve, and our ability to maintain good relations with these referral sources. Physicians referring patients to our hospitals are generally not our employees and, in many of the markets that we serve, most physicians have admitting privileges at other hospitals and are free to refer their patients to other providers. If we are unable to successfully cultivate and maintain strong relationships with these referral sources, the admissions at our hospitals and nursing centers may decrease and cause revenues to decline.

Significant legal actions, particularly in the State of Florida, could subject us to increased operating costs and substantial uninsured liabilities, which could materially and adversely affect our liquidity, financial condition and results of operations.

     We have experienced substantial increases in both the number and size of patient care liability claims in recent years. In addition to large compensatory claims, plaintiffs' attorneys increasingly are seeking significant punitive damages and attorney's fees. As a result, general and professional liability costs have become increasingly expensive and unpredictable.

     We operate 20 nursing centers and seven hospitals in the State of Florida. In Florida, general liability and professional liability costs for the long-term care industry have become increasingly expensive and difficult to estimate. Industry statistics show that Florida long-term care providers:

     . incur more than four times the number of general liability claims per patient day as compared to the rest of the country,

     . pay an average claim approximately three times higher in amount than elsewhere in the country, and

     . incur 44% of the total general liability losses for the entire country, but represent only approximately 10% of the total nursing facility beds.

     Many insurance companies are exiting the State of Florida or severely restricting their underwriting of long-term care general liability insurance in that state. Insurers have decided that they cannot provide coverage when faced with the magnitude of losses and the explosive growth of claims in that state. Accordingly, our overall general liability costs per bed in Florida are substantially higher than other states and continue to escalate. The Florida legislature recently has enacted certain tort reforms relating to professional liability claims. We are currently unable to determine what impact, if any, this legislation may have on our claims experience in Florida.

     We insure our professional liability risks primarily through a wholly-owned, limited purpose insurance company. The limited purpose insurance company insures initial losses up to specified coverage levels per occurrence and in the aggregate. Coverages for losses in excess of those levels are maintained through unaffiliated commercial insurance carriers. Effective November 30, 2000, the limited purpose insurance company insures all claims arising in Florida up to a per occurrence limit without the benefit of any aggregate coverage limit through unaffiliated commercial insurance carriers. We maintain general liability insurance and professional malpractice liability insurance in amounts and with deductibles that management believes are sufficient for our operations. However, our insurance coverage might not cover all claims against us or continue to be available to us at a reasonable cost. If we are unable to maintain adequate insurance coverage or are required to pay punitive damages, we may be exposed to substantial liabilities. We also are subject to lawsuits under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. These lawsuits can involve significant monetary and award bounties to private plaintiffs who successfully bring these suits. See "Business--Legal Proceedings."

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations may result in increased costs or sanctions that reduce our revenues and profitability.

     In the ordinary course of our business, we are subject regularly to inquiries, investigations and audits by federal and state agencies that oversee healthcare regulations.

     The extensive federal, state and local regulations affecting the healthcare industry include, but are not limited to, regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities, allowable costs, services and prices for services. See "Business--Government Regulation." In particular, various laws including, antikickback, antifraud and abuse amendments codified under the Social Security Act, prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other governmental programs. Sanctions for violating the antikickback, antifraud and abuse amendments under the Social Security Act include criminal penalties and civil sanctions, including fines and possible exclusion from government programs such as Medicare and Medicaid.

     In addition, the Social Security Act broadly defines the scope of prohibited physician referrals under the Medicare and Medicaid programs to providers with which they have ownership or certain other financial arrangements. Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program, to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care. These laws and regulations are complex and limited judicial or regulatory interpretation exists. We cannot assure you that governmental officials charged with responsibility for enforcing the provisions of these laws and regulations will not assert that one or more of our arrangements are in violation of the provisions of such laws and regulations.

     We believe that the regulatory environment surrounding the long-term care industry has intensified, particularly for large for-profit, multi-facility providers like us. In the State of Florida, for example, a new statute requires the State to revoke, absent sufficient mitigating factors, all licenses of commonly controlled facilities even if only one facility has serious regulatory deficiencies. The federal government has imposed intensive enforcement policies resulting in a significant increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions, including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions and civil monetary penalties. If we fail to comply with the extensive laws and regulations applicable to our businesses, we could become ineligible to receive government program reimbursement, suffer civil or criminal penalties or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to an investigation or other enforcement action under these laws or regulations. Furthermore, should we lose licenses for a number of our facilities as a result of regulatory action or otherwise, we could be in default under our Master Lease Agreements and our credit agreements. See "Risk Factors--We may not be able to meet our substantial rent and debt service requirements."


     We are unable to predict the future course of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations, or the intensity of federal and state enforcement actions. Changes in the regulatory framework and sanctions from various enforcement actions could have a material adverse effect on our liquidity, financial condition and results of operations.

If we fail to attract patients and residents and compete effectively with other healthcare providers, our revenues and profitability may decline.

     The long-term healthcare services industry is highly competitive. Our nursing centers compete on a local and regional basis with other nursing centers and other long-term healthcare providers. Some of our competitors' facilities are located in newer buildings and may offer services not provided by us or are operated by entities having greater financial and other resources than us. Our hospitals face competition from general acute care hospitals and long-term hospitals that provide services comparable to those offered by our hospitals. Many competing general acute care hospitals are larger and more established than our hospitals. We may experience increased competition from existing hospitals as well as hospitals converted, in whole or in part, to specialized care facilities.

     The long-term industry is divided into a variety of competitive areas that market similar services. These competitors include nursing centers, hospitals, extended care centers, assisted living facilities, home health agencies and similar institutions. Our facilities generally operate in communities that also are served by similar facilities operated by our competitors. Certain of our competitors are operated by not-for-profit, non-taxpaying or governmental agencies that can finance capital expenditures on a tax-exempt basis and that receive funds and charitable contributions unavailable to us. Our facilities compete based on factors such as our reputation for quality care; the commitment and expertise of our staff and physicians; the quality and comprehensiveness of our treatment programs; charges for services; and the physical appearance, location and condition of our facilities. We also compete with other companies in providing rehabilitation therapy services and institutional pharmacy services. Many of these competing companies have greater financial and other resources than we have. We cannot assure you that increased competition in the future will not adversely affect our financial condition and results of operations.

We have limited operational flexibility since we lease substantially all of our facilities.

     We lease substantially all of our facilities from Ventas and other third parties. Under our leases, we generally are required to operate continuously our leased properties as a provider of healthcare services. In addition, these leases generally limit or restrict our ability to assign the lease to another party. Our failure to comply with these lease provisions would result in an event of default under the leases and subject us to material damages. Given these restrictions, we may be forced to continue operating non-profitable facilities to avoid defaults under our leases. See "Business--Master Lease Agreements."

If we fail to comply with our Corporate Integrity Agreement, we could be subject to severe sanctions.

     On August 8, 2000, we entered into a Corporate Integrity Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services to promote our compliance with the requirements of Medicare, Medicaid and all other federal healthcare programs. On April 20, 2001, our Corporate Integrity Agreement became effective. Under the Corporate Integrity Agreement, we must implement a comprehensive internal quality improvement program and a system of internal financial controls in our nursing centers, long-term hospitals and regional and corporate offices. We are also subject to extensive reporting requirements under the Corporate Integrity Agreement pursuant to which we must inform the Office of the Inspector General of the U.S. Department of Health and Human Services of (1) the findings of our internal audit and review program, (2) any investigations or legal proceedings brought or conducted by any governmental entity involving an allegation that we have committed any crime or engaged in any fraudulent activity, (3) any billing, reporting or other practices or policies that have resulted in our receipt of any substantial overpayment under any federal healthcare program and the corresponding corrective plan that we have implemented, (4) certain "material deficiencies" as defined in the Corporate Integrity Agreement, and (5) other compliance-related matters addressed in the Corporate Integrity Agreement. The Corporate Integrity Agreement will be effective for five years. A breach of the Corporate Integrity Agreement could subject us to substantial monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Any such sanctions could have a material adverse effect on our financial condition and results of operations. See "Business--Corporate Integrity Agreement."

Financial information related to our post-emergence operations is limited.

     Since we emerged from bankruptcy on April 20, 2001, there is limited operating and financial data available from which to analyze our operating results and cash flows based on the terms of our Fourth Amended Joint Plan of Reorganization. As a result of fresh-start accounting, you also will be unable to compare information reflecting our results of operations and financial condition after our emergence to prior periods.

Future acquisitions may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

     As part of our growth strategy, we intend to selectively pursue acquisitions of nursing centers, long-term acute care hospitals, pharmacies and other related healthcare operations. Acquisitions may involve significant cash expenditures, debt incurrence, additional operating losses, amortization of the intangible assets of acquired companies, dilutive issuances of equity securities and expenses that could have a material adverse effect on our financial condition and results of operations. Acquisitions involve numerous risks, including:

  . difficulties integrating acquired operations, personnel and information systems,

  .  diversion of management's time from existing operations,

  .  potential loss of key employees or customers of acquired companies, and

  . assumption of the liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for failure to comply with healthcare regulations.

     We cannot assure you that we will succeed in obtaining financing for acquisitions at a reasonable cost, or that such financing will not contain restrictive covenants that limit our operating flexibility. We also may be unable to operate acquired facilities profitably or succeed in achieving improvements in their financial performance.

Competition may limit our ability to acquire nursing centers and hospitals and adversely affect our growth.

     We face competition in acquiring nursing centers and long-term acute care hospitals. Our competitors may acquire or seek to acquire many of the facilities that would be suitable acquisition candidates for us. This could limit our ability to grow by acquisitions or increase the cost of our acquisitions.

Holders of our common stock or warrants may face a lack of liquidity and an absence of an active market for our common stock and warrants.

     Our common stock has been trading on the OTC Bulletin Board only since April 26, 2001, and the Series A and Series B warrants have been trading on the OTC Bulletin Board only since April 27, 2001. As a result, there is currently a very limited trading market for our common stock and warrants. We cannot assure you that any active trading market will develop or will be sustained for the common stock or warrants. We have applied to have the common stock and the Series A and Series B warrants quoted on The Nasdaq National Market, although we cannot assure you that the securities will be accepted for quotation on The Nasdaq National Market or that an active market will develop or be sustained there.

     Even if an active market for our common stock or the warrants develops, it may be subject to disruptions that will make it difficult or impossible for the holders of our common stock or warrants to sell shares or warrants at a time they would like, and they may be unable to sell them at all. Moreover, the shares of our common stock and our warrants are owned of record by a relatively small number of holders, which may contribute to a lack of liquidity in the market for our common stock and warrants. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies (particularly of companies the common stock of which trades in the over-the-counter market) have experienced wide price fluctuations that have not necessarily been related to the operating performance or prospects of such companies.

The rights of holders of our common stock may be negatively affected by the issuance of preferred stock.


     Our Amended and Restated Certificate of Incorporation authorizes the board of directors, without the approval of the holders of the common stock, to issue preferred stock in one or more series which has voting, dividend or liquidation rights superior to the common stock and which may adversely affect the rights of holders of the common stock. The issuance of preferred stock could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of the company.


A significant number of our shares and warrants are or will be eligible for future sale, which may cause the price of our common stock to decline.

     Sales of a substantial number of shares of our common stock or warrants in the public market or the exercise of substantial number of options or warrants to purchase shares of our common stock, or the perception that such sales or exercises might occur, could cause the market price of our common stock or warrants to decline. As of June 30, 2001, 15,600,000 shares of our common stock, 2,000,000 Series A warrants and 5,000,000 Series B warrants were outstanding. Of these shares, all but 400,000 will be freely tradeable without restriction or further registration under the Securities Act of 1933, unless the shares are owned by one of our "affiliates," as that term is defined in Rule 405 under the Securities Act. An additional 1,600,000 shares may be issued in the future upon exercise of options granted and to be granted under our stock option plans, and we may issue up to 2,237,035 shares in an underwritten offering on or about the date of this prospectus. These shares have been registered under the Securities Act and, therefore, will be freely tradeable when issued (subject to the volume limitations and other conditions of Rule 144 under the Securities Act, in the case of shares to be sold by our affiliates). An aggregate of 7,000,000 shares of our common stock are reserved for issuance upon exercise of our outstanding Series A and Series B warrants. All of these warrants, which are currently exercisable, and the shares of common stock issuable upon exercise of these warrants are freely tradeable without restriction or further registration under the Securities Act, unless the warrants or shares are owned by one of our "affiliates," as that term is defined in Rule 405 under the Securities Act.


     Under the terms of a registration rights agreement with Appaloosa Management L.P., Franklin Mutual Advisers, LLC, Goldman, Sachs & Co. and Ventas Realty, Limited Partnership, which collectively hold 9,352,676 shares of our common stock and Series A and Series B warrants to purchase an aggregate of 5,079,317 shares of our common stock, we are obligated to file a shelf registration statement with respect to such common stock and warrants. This prospectus is part of the registration statement that is the shelf registration statement. In addition, under this agreement, these holders have demand and piggy-back registration rights. However, under the terms of this agreement, these security holders may not sell shares or warrants pursuant to the shelf registration statement, and we are not obligated to register any shares or warrants held by these security holders upon their request, in each case for the period from seven days prior to, through and including the 90th day after, the date of any prospectus for an offering of common stock by us in which such security holders were permitted to participate. We have filed a separate registration statement for such an offering. After the expiration of this period, these security holders may demand that we register all or any portion of their shares or warrants and may sell their shares or warrants pursuant to an effective shelf registration statement at any time. Those security holders who are party to the registration rights agreement may be deemed to be "underwriters" under Section 1145. As an exception to this restriction on sales for purposes of the underwritten offering, Ventas may (but is not obligated to) distribute up to 350,000 shares of our common stock to Ventas stockholders on or after December 24, 2001, and such stockholders may resell such shares.


Because certain of our significant stockholders collectively own more than 50% of our common stock, they will be able to determine the outcome of all matters submitted to our stockholders for approval, regardless of the preferences of the minority stockholders.


     After completion of the sale of shares offered by selling security holders pursuant to the underwritten offering, Appaloosa Management L.P. and its affiliates, Franklin Mutual Advisers, LLC, Goldman, Sachs & Co. and its affiliates, and Stephen Feinberg will together beneficially own approximately 57.8% of our outstanding common stock, or approximately 56.6% if the underwriters for the underwritten offering exercise their over-allotment option in full. As long as these stockholders together have the right to vote a majority of our outstanding common stock, they will have the ability to control all matters affecting Kindred if they elect to vote the same way, including:

  . the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers,

  .  any determinations with respect to mergers or other business combinations,

  .  our acquisition or disposition of assets,

  .  our financings, and

  .  the payment of dividends on our common stock.

     Appaloosa Management, Franklin Mutual Advisers, Goldman Sachs, and Stephen Feinberg also, if they elected to vote the same way, would be able to prevent or cause a change in control of our company and may be able to amend our certificate of incorporation and by-laws without the approval of any other stockholder. Their interests may conflict with the interests of our other stockholders.


                           FORWARD-LOOKING STATEMENTS

     Certain statements made in this prospectus and the documents we incorporate by reference in this prospectus, including, but not limited to, statements containing the words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and other similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently uncertain, and you must recognize that actual results may differ materially from our expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed under "Risk Factors" above and detailed from time to time in our filings with the SEC. Factors that may affect our plans or results include, without limitation:

  . our ability to operate pursuant to the terms of our debt obligations and the Master Lease Agreements as described below under "Business--Master Lease Agreements,"

  .  our ability to meet our rental and debt services obligations,

  . adverse developments with respect to our liquidity or results of operations,

  . our ability to attract and retain key executives and other healthcare personnel,

  . the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry,

  .  changes in Medicare and Medicaid reimbursement rates,

  . national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services,

  . our ability to control costs, including labor costs, in response to the prospective payment system, implementation of the Corporate Integrity Agreement described below in "Business--Corporate Integrity Agreement" and other regulatory actions,

  .  our ability to comply with the terms of our Corporate Integrity Agreement,

  . the effect of a restatement of our previously issued consolidated financial statements, and

  . the increase in costs of defending and insuring against alleged patient care liability claims.

     Many of these factors are beyond our control. We caution potential investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock or warrants offered by this prospectus, all of which will be received by the selling security holders. Upon exercise of any warrants and the issuance of the common stock underlying the warrants, we will receive cash proceeds of approximately $30.00 per share of common stock issued upon exercise of each Series A warrant and $33.33 per share of common stock upon exercise of each Series B warrant (in each case, subject to adjustment in certain circumstances). If all of the warrants held by the selling security holders were exercised, we would receive an aggregate of approximately $164.5 million. We intend to use any proceeds from the exercise of the warrants, after deduction of related expenses, for working capital and general corporate purposes. However, we cannot assure you that any warrants will be exercised or, accordingly, that we will receive any proceeds from the exercise of the warrants.


                          PRICE RANGE OF COMMON STOCK

     Our common stock commenced trading on the OTC Bulletin Board on April 26, 2001 under the symbol "KIND." Our common stock was initially issued on April 20, 2001. Between April 20, 2001 and April 26, 2001, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low bid quotations per share of our common stock, as reported on the OTC Bulletin Board. The average of the bid and asked prices per share of our common stock on the OTC Bulletin Board on October 26, 2001 was $56.63 per share.



                                                                                                        Bid
                                                                                                   Quotations for
                                                                                                    Common Stock
                                                                                                    ------------
  2001                                                                                             High         Low
  ----                                                                                             ----        ----
  Second Quarter (since April 26, 2001).....................................................      $46.00      $31.00
  Third Quarter.............................................................................      $65.00      $44.00
  Fourth Quarter (through October 26, 2001).................................................      $59.50      $56.50


     The prices noted above represent inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

     As of June 30, 2001, there were 49 holders of record of our common stock.

                                DIVIDEND POLICY

     We have never paid dividends on our common stock and we do not intend to pay cash dividends for the foreseeable future. It is our present policy to retain earnings to finance our future operations and growth. In addition, our debt instruments contain negative covenants that restrict, among other things, the ability of Kindred Healthcare Operating, Inc., our principal operating subsidiary, to pay dividends to us. Any determination to pay dividends in the future will be dependent upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable laws and other factors deemed relevant by our board of directors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2001. Since we will not receive any of the proceeds from the sale of our common stock held by the selling shareholders, no pro forma information has been provided.

  This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K/A for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2001, our consolidated financial statements and the accompanying notes and the other financial information incorporated by reference in this prospectus.

                                                                                  As of June 30, 2001
                                                                                  -------------------
                                                                                     (in thousands)
Cash and cash equivalents......................................................       $  102,823
Cash-restricted available for repayment of long-term debt......................           40,984
                                                                                      ----------
                                                                                      $  143,807
                                                                                      ----------

Liabilities:
  Current liabilities..........................................................       $  524,964
  Long-term debt...............................................................          302,038
  Professional liability risks.................................................          113,829
  Deferred credits and other liabilities.......................................           31,407
                                                                                      ----------
     Total liabilities.........................................................          972,238
                                                                                      ----------
Stockholders' equity:
  Preferred stock, $0.25 par value; authorized 1,000,000 shares; none issued
    and outstanding............................................................                -
  Common stock, $0.25 par value; 39,000,000 shares authorized; 15,600,000
    shares issued and outstanding..............................................            3,900
  Capital in excess of par value...............................................          460,473
  Deferred compensation........................................................          (19,722)
  Retained earnings............................................................           17,885
                                                                                      ----------
     Total stockholders' equity................................................          462,536
                                                                                      ----------
     Total capitalization......................................................       $1,434,774
                                                                                      ----------

  Common stock data excludes


  .  shares of common stock reserved for issuance under:

     . our stock option plans, under which options to purchase 934,200 shares were outstanding as of June 30, 2001 at a weighted average exercise price of $32.00 per share,

     . our outstanding Series A warrants to purchase 2,000,000 shares at an exercise price of $30.00 per share, and

     . our outstanding Series B warrants to purchase 5,000,000 shares at an exercise price of $33.33 per share, and


     . a maximum of 2,237,035 shares that we may issue in an underwritten offering on or about the date of this prospectus.

                                    BUSINESS


     We are one of the largest providers of long-term healthcare services in the United States based on revenues. We are organized into two operating divisions: the health services division, which provides long-term care services by operating nursing centers and a rehabilitation therapy business and the hospital division, which provides long-term acute care services to medically complex patients by operating hospitals and an institutional pharmacy business. We believe that the independent focus of each division on the unique aspects and quality concerns of its business enhances its ability to attract patients, improve operations and achieve cost containment objectives. As of June 30, 2001, we operated 315 nursing centers with 40,607 licensed beds in 32 states and 56 hospitals with 4,867 licensed beds in 23 states. For the year ended December 31, 2000, we generated revenues before eliminations of $2.9 billion, of which 59% was generated by our health services division and 41% was generated by our hospital division. We believe that demand for long-term care at all levels of the continuum of care is increasing and that we are well-positioned to expand our business by continuing to provide high-quality long-term care to our residents and patients.

Competitive Strengths

     Premier Long-Term Acute Care Hospital Operator.    Since opening our first
hospital in 1985, we have grown into the largest network of long-term acute care hospitals in the United States based on revenues. As of June 30, 2001, we operated 56 hospitals in 23 states. As a result of our commitment to the long-term acute care business and our comprehensive program of care for medically complex patients, we believe that we are the premier operator of long-term acute care hospitals in the United States.

     Proven Management Team.   Our senior management team has an average of 22
years of experience in the healthcare industry, offering a breadth of experience in the operation of nursing centers and long-term acute care hospitals.

     Geographic Diversity and Independent Business Lines.   We believe the
geographic diversity of our nursing centers and hospitals and our two independent business lines reduce our exposure to any single state Medicaid reimbursement source and adverse regional and local economic conditions, including those relating to the availability and cost of labor, materials and other services.

     Economies of Scale.   In addition to operating the largest network of long-
term acute care hospitals in the United States, we are the fourth largest operator of nursing centers in the United States based on revenues. The scale of our operations allows us to achieve cost efficiencies and gives us an advantage in negotiating contracts with suppliers, vendors, commercial insurers and other third parties. Due to our size, we have the ability to centralize various administrative services and spread the costs of these services over our entire base of operations. We believe that our scale will allow us to assimilate acquired facilities into our operations more efficiently.

     Use of Industry-Leading Information Technology to Enhance Operational
Performance.   We believe our industry-leading information technology allows us to operate efficiently and effectively under fixed reimbursement systems and increased regulatory compliance requirements. Our information systems architecture provides a reliable, scalable infrastructure that is designed to efficiently accommodate the operations of additional facilities in the future. We are able to access sophisticated clinical and financial management information at a local, regional and corporate level, which enhances our ability to manage operational performance. Moreover, company-wide access to various data through internet-based solutions has improved operating efficiencies and reduced administrative costs. Our information systems network allows us to operate over 8,000 distributed personal computers and 600 centrally located servers on a continuous basis.

Health Services Division

     Our health services division provides high-quality, cost-effective long-term care through the operation of a national network of 315 nursing centers (40,607 licensed beds) located in 32 states and a rehabilitation therapy business. Through our nursing centers, we provide residents with long-term care services, a full range of pharmacy, medical and clinical services and routine services, including daily dietary, social and recreational services. We also provide rehabilitation services, including physical, occupational and speech therapies to our residents as well as to residents in nursing facilities operated by other parties. For the year ended December 31, 2000, the health services division generated $1.7 billion in revenues.

     In addition, at more than 80 of our nursing centers, we offer specialized programs for patients suffering from Alzheimer's disease. Within these nursing centers, we provide quality care to these patients by dedicating to them separate units run by teams of professionals that specialize in the unique problems experienced by Alzheimer's patients. We believe that we are a leading provider of nursing care to patients with Alzheimer's disease, based on the specialization and size of our program for caring for these patients.

     We monitor and enhance the quality of care at our nursing centers through the use of quality assurance and performance improvement committees as well as family satisfaction surveys. Our quality assurance and performance improvement committees oversee patient healthcare needs and patient and staff safety. Physicians serve on these committees as medical directors and advise on healthcare policies and practices. We conduct surveys of patients' families periodically and these surveys are reviewed by our performance improvement committees at each facility to promote quality patient care. Substantially all of our nursing centers are certified to provide services under Medicare and Medicaid programs. Our centers have been certified because the quality of our accommodations, equipment, services, safety, personnel, physical environment and policies and procedures meet or exceed the standards of certification set by those programs.

Health Services Division Strategy

     Our goal is to become the provider of choice in the markets our health services division serves, which we believe will allow us to increase our patient census and enhance our payor mix. In addition, we have implemented several initiatives to improve our profitability. To supplement these internally-focused initiatives, we intend to expand selectively our operations through development and acquisition activities. The principal elements of our health services division strategy are:

     Providing Quality, Clinical-Based Services.   The health services division
is focused on qualitative and quantitative clinical performance indicators with the goal of providing quality care under the cost containment objectives imposed by government and private payors. In an effort to improve the quality of the services we deliver, we intend to pursue an aggressive plan to:

  . hire and retain quality healthcare personnel by becoming the employer of choice in the industry,

  . establish improved processes to monitor and promote our patient care objectives,

  . integrate clinical advice of our chief medical officer and other physicians into our operational procedures, and

  .  develop and enhance our internal training programs.

     Enhancing Sales and Marketing Programs.   We conduct our nursing center
marketing efforts, which focus on the quality of care provided at our facilities, at the local market level through our nursing center administrators and admissions coordinators. The marketing efforts of our nursing center personnel are supplemented by strategies provided by our regional marketing staffs. In order to increase awareness of our services and the provision of quality care, we intend to:

  . direct a targeted marketing effort at the elderly population, which we believe is the fastest growing segment in the U.S. and which will, therefore, be the driving force behind the growth in our industry in the coming years,

  .  improve our relationships with local referral sources, and

  . employ a business development director to identify and develop market needs analyses.

     Increasing Operating Efficiency.   The health services division continually
seeks to improve operating efficiency with a view to maintaining high-quality care in an environment that demands an increasingly greater control of costs.
We believe that operating efficiency is critical in maintaining our position as a leading provider of nursing center services in the United States. In our effort to improve operating efficiency we have:

  . centralized administrative functions such as accounting, payroll, legal, reimbursement, compliance and human resources,

  . developed an industry-leading management information system to aid in financial reporting as well as billing and collecting, and

  .  focused our efforts to hire and retain quality personnel.

     Managing Efficient Delivery of Ancillary Services. We are dedicated to providing quality nursing services to the patients in our facilities while at the same time optimizing our operating efficiency. We realigned and refocused our ancillary services business in response to the decline in the demand for ancillary services that followed the implementation of the Medicare prospective payment system, or "PPS." Today, our nursing centers generally provide ancillary services to their patients through the use of internal staff. We are continuing to refine the delivery of ancillary services to external customers to maintain profitability under the cost constraints of the prospective payment system. Accordingly, over the past 24 months, the health services division has terminated many unprofitable external ancillary services contracts and does not intend to emphasize the marketing of ancillary services contracts to third parties.


     Expanding Selectively Through Acquisitions and Development Activities. We believe that we are well positioned strategically and financially to pursue opportunities to expand our business through acquisitions and development activities on a selective basis. We will evaluate development opportunities to expand our operations, either through acquiring or leasing individual or small portfolios of nursing facilities in selected markets or by managing third parties' operations. We also will evaluate opportunities to acquire companies with operations in attractive markets.

Nursing Center Facilities

     The following table lists by state the number of nursing centers and related licensed beds owned by us, leased from Ventas and other third parties, or managed by us as of June 30, 2001:

                                                                           Number of Facilities
                                                      ----------------------------------------------------------
                                           Licensed   Owned by   Leased from    Leased from
State                                        Beds        Us        Ventas      Other Parties    Managed    Total
-----                                      --------   --------   -----------   -------------    -------    -----
Alabama(1).............................        781       -             3            1               2         6
Arizona................................      1,393       -             6            -               6        12
California.............................      2,205       1            11            4               2        18
Colorado...............................        695       -             4            1               -         5
Connecticut(1).........................        983       -             8            -               -         8
Florida(1).............................      2,713       2            15            1               2        20
Georgia(1).............................      1,211       -             5            4               -         9
Idaho..................................        880       1             8            -               -         9
Indiana................................      5,071       -            14           15               6        35
Kentucky(1)............................      2,076       1            12            4               -        17
Louisiana(1)...........................        485       -             -            1               2         3
Maine(1)...............................        775       -            10            -               -        10
Massachusetts(1).......................      4,181       -            31            3               3        37
Mississippi(1).........................        125       -             -            1               -         1
Missouri(1)............................        400       -             -            3               -         3
Montana(1).............................        446       -             2            1               -         3
Nebraska(1)............................        163       -             1            -               -         1
Nevada(1)..............................        180       -             2            -               -         2
New Hampshire(1).......................        622       -             3            -               1         4
North Carolina(1)......................      2,764       -            19            4               -        23
Ohio(1)................................      2,155       -            11            4               1        16
Oregon(1)..............................        254       -             2            -               -         2
Pennsylvania...........................        200       -             1            1               -         2
Rhode Island(1)........................        201       -             2            -               -         2
Tennessee(1)...........................      2,541       -             4           11               -        15
Texas..................................      1,521       -             1            2               8        11
Utah...................................        848       -             5            1               1         7
Vermont(1).............................        310       -             1            -               1         2
Virginia(1)............................        629       -             4            -               -         4
Washington(1)..........................      1,012       1             9            -               -        10
Wisconsin(1)...........................      2,336       -            12            2               -        14
Wyoming................................        451       -             4            -               -         4
                                           --------   --------   -----------   -------------    -------    -----
Total................................       40,607       6           210           64              35       315
                                           ========   ========   ===========   =============    =======    =====

---------------------
(1) These states have certificate of need regulations (see "--Government Regulation--Certificates of Need and State Licensing").

Health Services Division Management and Operations

     Each of our nursing centers is managed by a state-licensed administrator who is supported by other professional personnel, including a director of nursing, staff development professional (responsible for employee training), activities director, social services director, business office manager and, in general, physical, occupational and speech therapists. The directors of nursing are state-licensed nurses who supervise our nursing staffs that include registered nurses, licensed practical nurses and nursing assistants. Staff size and composition vary depending on the size and occupancy of each nursing center and on the type of care provided by the nursing center. The nursing centers contract with physicians who provide medical director services and serve on quality assurance committees. We provide our facilities with centralized information systems, human resources management, state and federal reimbursement assistance, state licensing and certification maintenance, legal, finance and accounting support and purchasing and facilities management. The centralization of these services improves efficiency and permits facility staff to focus on the delivery of high quality nursing services.

     Our health services division is managed by a divisional president and a chief financial officer. Our nursing center operations are divided into four geographic regions, each of which is headed by an operational vice president.

These four operational vice presidents report to the divisional president. The ancillary services operations also are managed by a vice president who reports to the divisional president. The clinical issues and quality concerns of the health services division are managed by the division's chief medical officer and vice president of clinical operations. District and/or regional staff in the areas of nursing, dietary and rehabilitation services, state and federal reimbursement, human resources management, maintenance, sales and financial services supports the health services division. Regional and district nursing professionals visit each nursing center periodically to review practices and, where necessary, recommend improvements in the level of care provided.

Hospital Division

     Our hospital division primarily provides long-term acute care services to medically complex patients through the operation of a national network of 56 hospitals (including four hospitals certified as general acute care hospitals) with 4,867 licensed beds located in 23 states. We opened our first long-term acute care hospital in 1985 and today operate the largest network of long-term acute care hospitals in the United States based on revenues. As a result of our commitment to the long-term acute care business, we have developed a comprehensive program of care for medically complex patients which allows us to deliver high-quality care in a cost-effective manner. In addition, the hospital division operates an institutional pharmacy business, which focuses on providing a full array of institutional pharmacy services to nursing centers and specialized care centers, including the nursing centers we operate. For the year ended December 31, 2000, the hospital division generated $1.2 billion in revenues.

     In addition to our long-term care hospitals, the hospital division operates four hospitals licensed as general acute care hospitals. A number of the hospital division's long-term acute care hospitals also provide outpatient services. General acute care and outpatient services may include inpatient services, diagnostic services, CT scanning, one-day surgery, laboratory, X-ray, respiratory therapy, cardiology and physical therapy.


     In our hospitals, we treat medically complex patients who suffer from multiple systemic failures or conditions such as neurological disorders, head injuries, brain stem and spinal cord trauma, cerebral vascular accidents, chemical brain injuries, central nervous system disorders, developmental anomalies and cardiopulmonary disorders. In particular, we have a core competency in treating patients with pulmonary disorders. Medically complex patients often are dependent on technology, such as mechanical ventilators, total parental nutrition, respiratory or cardiac monitors and dialysis machines, for continued life support. Approximately 50% of our medically complex patients are ventilator-dependent for some period of time during their hospitalization. During 2000, the average length of stay for patients in our long-term care hospitals was approximately 36 days. Although the hospital division's patients range in age from pediatric to geriatric, approximately 70% of these patients are over 65 years of age.

     Our hospital division patients have conditions which require a high level of monitoring and specialized care, yet may not need the services of a traditional intensive care unit. Due to their severe medical conditions, these patients generally are not clinically appropriate for admission to a nursing center and their medical conditions are periodically or chronically unstable. By combining selected general acute care services with the ability to care for medically complex patients, we believe that our long-term acute care hospitals provide their patients with high quality, cost-effective care.

     Our long-term acute care hospitals employ a comprehensive program of care for their medically complex patients which draws upon the talents of interdisciplinary teams, including physician specialists. The teams evaluate medically complex patients upon admission to determine treatment programs. Our hospital division has developed specialized treatment programs focused on the needs of medically complex patients. Where appropriate, the treatment programs may involve the services of several disciplines, such as pulmonary medicine, physical medicine and their respective therapies. In our treatment programs, we emphasize individual attention to patients.

     Hospital Division Strategy

     Our goal is to remain a leading operator of long-term acute care hospitals in terms of both quality of care and operating efficiency. Our strategies for achieving this goal include:

     Maintaining High Quality of Care. The hospital division differentiates its hospitals through its ability to care for medically complex patients in a high-quality, cost-effective setting. We are committed to maintaining and improving the quality of our patient care by dedicating appropriate resources to each facility and refining our clinical initiatives. In this regard, we have taken the following measures to improve and maintain the quality of care at our hospitals:

     . Established an integrated quality assessment and improvement program, administered by a quality review manager, which encompasses utilization review, quality improvement, infection control and risk management.

     . Developed and implemented a patient classification system called CustomCare that is designed to ensure that patients receive the necessary level of care. This model allows the hospital division to monitor employee skill mix and manage labor costs.

     . Maintained a strategic outcomes program, which includes a concurrent review of all of its patient population against utilization and quality screenings, as well as quality of life outcomes data collection and patient and family satisfaction surveys.

     . Implemented a program whereby our hospitals are reviewed by internal quality auditors for compliance with standards of the Joint Commission on Accreditation of Health Care Organizations.

     . Attempted to attract the highest quality of professional staff within each market. The hospital division believes that its future success will depend in part upon its continued ability to hire and retain qualified healthcare personnel.

     . Incorporated the clinical advice of our chief medical officer and other physicians into our operational procedures.

     Improving Operating Efficiency.   The hospital division is continually
focused on improving operating efficiency and controlling costs while maintaining quality patient care. Our hospital division seeks to improve operating efficiencies and control costs by standardizing operations and optimizing the skill mix of its staff based on the hospital's occupancy and the clinical needs of its patients. The initiatives we have undertaken to control our costs and improve efficiency include:

     . managing pharmacy costs through adherence to formularies and utilization management and leveraging drug costs through participation in a group purchasing organization,

     . centralizing administrative functions such as accounting, payroll, legal, reimbursement, compliance and human resources, and

     . utilizing industry-leading management information technology to aid in financial reporting as well as billing and collecting.

     Growing Through Business Development and Acquisitions. Our growth strategy is focused on the development and expansion of our services:

     . Hospital-in-Hospital. We look to partner with non-Kindred hospitals in order to operate 30 to 40 long-term acute care hospital beds within the partner hospital. Under such arrangements, we would lease space and ancillary services from our partners and provide them with the option to discharge their patients into our care.

     . Pulmonary Units. We seek to operate 20 to 30 bed specialty pulmonary care units within non-Kindred hospitals in attractive markets. Under such arrangements we would lease space and ancillary services from our partners. We believe that such arrangements will serve as bridges to broader hospital-in-hospital opportunities and relationships within these markets. Since our reorganization, we have entered into agreements to develop two pulmonary units covering a total of 46 beds.

     . Free-standing Hospitals. We seek to add free-standing hospitals in certain strategic markets. We are currently in the process of completing the construction of a new free-standing hospital in Las Vegas, Nevada which will contain approximately 90 beds.

     . Growing Through Acquisitions. We seek growth opportunities through strategic acquisitions in selected target markets.

     Expanding Breadth of Industry Leadership. We are the leading provider of long-term acute care to patients with pulmonary dysfunction. In addition, we deliver other services in areas such as wound care, surgery, acute rehabilitation and pain management. We intend to broaden our expertise beyond pulmonary services and to leverage our leadership position in pulmonary care to expand our market strength to other clinical services.

     Increasing Higher Margin Commercial Volume.   We typically receive higher
reimbursement rates from commercial insurers than we do from the Medicare and Medicaid programs. As a result, we work to expand relationships with insurers to increase commercial patient volume. Each of our hospitals employs case managers who focus on the patient intake and referral process.

     Improving Relationships with Referring Providers.   Substantially all of
the acute and medically complex patients admitted to our hospitals are transferred from other healthcare providers such as general acute care hospitals, intensive care units, managed care programs, physicians, nursing centers and home care settings. Accordingly, we are focused on maintaining strong relationships with these providers. In order to maintain these relationships, we employ case managers who are responsible for coordinating admissions and assessing the nature of services necessary for the proper care of the patient. Case managers also are responsible for educating healthcare professionals from referral sources as to the unique nature of the services provided by our long-term acute care hospitals. Specifically, case managers train and educate the staffs of referring institutions about long-term acute care hospital services and the types of patients who could benefit from such services.

     Hospital Facilities

     The following table lists by state the number of hospitals and related licensed beds owned by us or leased from Ventas and other third parties as of June 30, 2001.

                                                                    Number of Facilities
                                                      -----------------------------------------------
                                           Licensed   Owned by   Leased from    Leased from
State                                        Beds        Us        Ventas      Other Parties    Total
-----                                      --------   --------   -----------   -------------    -----
Arizona  .................................      109          -             2               -        2
California  ..............................      543          2             6               -        8
Colorado  ................................       68          -             1               -        1
Florida(1)  ..............................      536          -             6               1        7
Georgia(1)  ..............................       72          -             -               1        1
Illinois(1)  .............................      545          -             4               1        5
Indiana  .................................      167          -             2               1        3
Kentucky(1)  .............................      374          -             1               -        1
Louisiana  ...............................      168          -             1               -        1
Massachusetts(1)  ........................       86          -             2               -        2
Michigan(1)  .............................      400          -             2               -        2
Minnesota  ...............................       92          -             1               -        1
Missouri(1)  .............................      227          -             2               -        2
Nevada(1)  ...............................       52          -             1               -        1
New Mexico  ..............................       61          -             1               -        1
North Carolina(1)  .......................      124          -             1               -        1
Oklahoma  ................................       59          -             1               -        1
Pennsylvania  ............................      115          -             2               -        2
Tennessee(1)  ............................       49          -             1               -        1
Texas  ...................................      714          2             6               2       10
Virginia(1)  .............................      164          -             1               -        1
Washington(1)  ...........................       80          1             -               -        1
Wisconsin  ...............................       62          1             -               -        1
                                           --------   --------   -----------   -------------    -----
  Totals  ................................    4,867          6            44               6       56
                                           ========   ========   ===========   =============    =====

---------------------
(1) These states have certificate of need regulations (see "--Government Regulations--Certificates of Need and State Licensing").

     Hospital Division Management and Operations

     Each of our hospitals has a fully credentialed, multi-specialty medical staff to meet the needs of the medically complex, long-term acute patient. Each of our hospitals offers a broad range of physician services including, pulmonology, internal medicine, infectious diseases, neurology, nephrology, cardiology, radiology and pathology. In addition, each of our hospitals is staffed with a multi-disciplinary team of healthcare professionals including: a professional nursing staff trained to care for long-term acute patients, respiratory, physical, occupational and speech therapists; pharmacists; registered dietitians; and social workers.

     Substantially all of the acute and medically complex patients admitted to our hospitals are transferred from other healthcare providers. Patients are referred from general acute care hospitals, nursing centers and home care settings. Referral sources include physicians, discharge planners, case managers of managed care plans, social workers, third-party administrators, health maintenance organizations and insurance companies. The hospital division employs case managers who are primarily responsible for coordinating admissions and assessing the nature of services necessary for the proper care of the patient. Case managers also are responsible for educating healthcare professionals from referral sources as to the unique nature of the services provided by our long-term acute care hospitals. Specifically, case managers train and educate the staffs of referring institutions about long-term acute care hospital services and the types of patients who could benefit from such services.

     Each hospital maintains a pre-admission assessment system to evaluate clinical needs and other information in determining the appropriateness of each patient referral. Upon admission, each patient's case is reviewed by the hospital's interdisciplinary team to determine treatment programs. Where appropriate, the treatment programs may involve the services of several disciplines, such as pulmonary medicine, physical medicine and their respective therapies.

     A hospital chief executive officer supervises and is responsible for the day-to-day operations at each of our hospitals. Each hospital also employs a chief financial officer who monitors the financial matters of each hospital, including the measurement of actual operating results compared to budgets. In addition, each hospital employs a chief operating officer to oversee the clinical operations of the hospital and a quality assurance manager to direct an integrated quality assurance program. We provide centralized services in the areas of information systems design and development, training, human resources management, reimbursement expertise, legal advice, technical accounting support and purchasing and facilities management to each of our hospitals. We believe that this centralization improves efficiency and allows hospital staff to spend more time on patient care.

     A divisional president and a chief financial officer manage the hospital division. The operations of the hospitals are divided into three geographic regions with each region headed by an operational vice president, each of whom reports to the divisional president. Institutional pharmacy operations also are managed by a vice president who reports to the divisional president. The clinical issues and quality concerns of the hospital division are managed by the division's chief medical officer and vice president of clinical operations. Our corporate headquarters also provides services in the areas of information systems design and development, training, human resources management, reimbursement expertise, legal advice, technical accounting support, purchasing and facilities management.

Sources of Revenues

     Sources of Nursing Center Revenues

     Nursing center revenues are derived principally from Medicare and Medicaid programs and from private payment patients. Consistent with the nursing center industry as a whole, changes in the mix of the health services division's patient population among these three categories of patients significantly affect the profitability of its operations. Although Medicare and higher acuity patients generally produce the most revenue per patient day, profitability with respect to higher acuity patients is reduced by the costs associated with the higher level of nursing care and other services generally required by such patients. We believe that private payment patients generally constitute the most profitable category and Medicaid patients generally constitute the least profitable category.

     The following table sets forth the approximate percentages of nursing center patient days and revenues derived from the payor sources indicated.


                                                      Medicare               Medicaid           Private and Other
                                                 -------------------    -------------------    -------------------
                                                 Patient                Patient                Patient
                Period                            Days      Revenues     Days      Revenues     Days      Revenues
---------------------------------------------    -------    --------    -------    --------    -------    --------
Three months ended June 30, 2001.............        15%         32%        66%         47%        19%         21%
Three months ended March 31, 2001............        15          31         66          47         19          22
Six months ended June 30, 2000...............        14          28         66          48         20          24
Year ended December 31,
   2000......................................        13          28         67          49         20          23
   1999......................................        12          26         66          49         22          25
   1998......................................        13          29         65          45         22          26


     For the three months ended June 30, 2001, revenues of the health services division totaled approximately $453.4 million, or 58% of our total revenues (before eliminations).

     Both governmental and private third-party payors employ cost containment measures designed to limit payments made to healthcare providers. Those measures include the adoption of initial and continuing recipient eligibility criteria which may limit payment for services, the adoption of coverage criteria which limit the services that will be reimbursed and the establishment of payment ceilings which set the maximum reimbursement that a provider may receive for services. Furthermore, government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to the health services division for its services.

     Medicare.   The Medicare Part A program provides reimbursement for extended care services furnished to Medicare beneficiaries who are admitted to nursing centers after at least a three-day stay in an acute care hospital. Covered services include supervised nursing care, room and board, social services, physical and occupational therapies, pharmaceuticals, supplies and other necessary services provided by nursing centers.

     The Balanced Budget Act established PPS for nursing centers for cost reporting periods beginning on or after July 1, 1998. Prior to the implementation of PPS, Medicare nursing centers were reimbursed based on the facility-specific, reasonable direct and indirect costs of services provided to their patients. All of our nursing centers adopted the prospective payment system on July 1, 1998. The payments received under PPS cover all services for Medicare patients including all ancillary services, such as respiratory therapy, physical therapy, occupational therapy, speech therapy and certain covered pharmaceuticals.

     Medicaid.   Medicaid is a state-administered program financed by state funds and matching federal funds. The program provides for medical assistance to the indigent and certain other eligible persons. Although administered under broad federal regulations, states are given flexibility to construct programs and payment methods consistent with their individual goals. Accordingly, these programs differ in many respects from state to state.

     The health services division provides to eligible individuals Medicaid-covered services consisting of nursing care, room and board and social services. In addition, states may at their option cover other services such as physical, occupational and speech therapies and pharmaceuticals. Prior to the Balanced Budget Act, federal law, generally referred to as the "Boren Amendment," required Medicaid programs to pay rates that were reasonable and adequate to meet the costs incurred by an efficiently and economically operated nursing center providing quality care and services in conformity with all applicable laws and regulations. Despite the federal requirements, disagreements frequently arose between nursing centers and states regarding the adequacy of Medicaid rates. By repealing the Boren Amendment, the Balanced Budget Act eased the restrictions on the states' ability to reduce their Medicaid reimbursement levels for such services. In addition, Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy by the state agencies and certain government funding limitations, all of which may materially increase or decrease the level of program payments to nursing centers operated by the health services division. We believe that the payments under many of these programs may not be sufficient on an overall basis to cover the costs of serving certain patients participating in these programs. Furthermore, the Omnibus Budget Reconciliation Act of 1987, as amended, mandates an increased emphasis on ensuring quality patient care, which has resulted in additional expenditures by nursing centers.

     Private Payment.   The health services division seeks to maximize the
number of private payment patients admitted to its nursing centers, including those covered under private insurance and managed care health plans. Private payment patients typically have financial resources (including insurance coverage) to pay for their monthly services and do not rely on government programs for support.

     We cannot assure you that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, we cannot assure you that facilities operated by the health services division, or the provision of services and supplies by the health services division, will meet the requirements for participation in such programs. We could be adversely affected by the continuing efforts of governmental and private third-party payors to contain the cost of healthcare services.

     Sources of Hospital Revenues

     The hospital division receives payment for its hospital services from third-party payors, including government reimbursement programs such as Medicare and Medicaid and non-government sources such as commercial insurance companies, health maintenance organizations, preferred provider organizations and contracted providers. Patients covered by non-government payors generally will be more profitable to the hospital division than those covered by the Medicare and Medicaid programs. The following table sets forth the approximate percentages of the hospital patient days and revenues derived from the payor sources indicated.



                                                      Medicare               Medicaid           Private and Other
                                                 -------------------    -------------------    -------------------
                                                 Patient                Patient                Patient
                Period                            Days      Revenues     Days      Revenues     Days      Revenues
---------------------------------------------    -------    --------    -------    --------    -------    --------
Three months ended June 30, 2001.............        68%         56%        13%         11%        19%         33%
Three months ended March 31, 2001............        68          56         13          11         19          33
Six months ended June 30, 2000...............        68          56         12           9         20          35
Year ended December 31,
   2000......................................        67          55         13          10         20          35
   1999......................................        68          58         12          11         20          31
   1998......................................        68          59         13          10         19          31


     For the three months ended June 30, 2001, revenues of the hospital division totaled approximately $332.7 million, or 42% of our total revenues (before eliminations). Changes caused by the Balanced Budget Act have reduced Medicare incentive payments made to the hospital division under TEFRA, allowable costs for capital expenditures and bad debts and payments for services to patients transferred from a general acute care hospital.

Competition

     Health Services Division

     Our nursing centers compete with other nursing centers and similar long-term care facilities primarily on the basis of quality of care, reputation, their location and physical appearance and, in the case of private patients, the charges for our services. Some competitors are located in buildings that are newer than those operated by us and may provide services that we do not offer. Our nursing centers compete on a local and regional basis with other nursing centers as well as with facilities providing similar services, including hospitals, extended care centers, assisted living facilities, home health agencies and similar institutions. The industry includes government-owned, religious organization-owned, secular not-for-profit and for-profit institutions. Many of these competitors have greater financial and other resources than we do. Although there is limited, if any, price competition with respect to Medicare and Medicaid patients (since revenues received for services provided to such patients are based generally on fixed rates), there is significant competition for private payment patients.

     In addition, our health services division competes in the fragmented and highly competitive ancillary services markets. In addition, many nursing centers are developing internal staff to provide these services, particularly in response to the implementation of Medicare PPS. The primary competitive factors for the ancillary services markets are quality of services, charges for services and responsiveness to the needs of patients, families and the facilities in which the services are provided.


     Hospital Division

     As of June 30, 2001, the hospitals operated by the hospital division were located in 42 geographic markets in 23 states. In each geographic market, there are general acute care hospitals which provide services comparable to those offered by our hospitals. In addition, the hospital division believes that as of June 30, 2001 there were approximately 300 hospitals in the United States certified by Medicare as general long-term hospitals, some of which provide similar services to those provided by the hospital division. Certain competing hospitals are operated by not-for-profit, nontaxpaying or governmental agencies, which can finance capital expenditures on a tax-exempt basis, and which receive funds and charitable contributions unavailable to the hospital division.

     Competition for patients covered by non-government reimbursement sources is intense. The primary competitive factors in the long-term acute care business include quality of services, charges for services and responsiveness to the needs of patients, families, payors and physicians. Other companies have entered the long-term acute care market with licensed hospitals that compete with our hospitals. The competitive position of any hospital also is affected by the ability of its management to negotiate contracts with purchasers of group healthcare services, including private employers, managed care companies, preferred provider organizations and health maintenance organizations. Such organizations attempt to obtain discounts from established hospital charges.
The importance of obtaining contracts with preferred provider organizations, health maintenance organizations and other organizations which finance healthcare, and its effect on a hospital's competitive position, vary from market to market, depending on the number and market strength of such organizations.

Our Reorganization

     As a result of decreased Medicare and Medicaid reimbursement rates introduced by the Balanced Budget Act and other issues associated with our company, we were unable to meet our then existing financial obligations, including rent payable to Ventas and debt service obligations under our then existing indebtedness. Accordingly, on September 13, 1999, we filed voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. From the date of our bankruptcy filing until we emerged from bankruptcy on April 20, 2001, we operated our businesses as a "debtor-in-possession" subject to the jurisdiction of the bankruptcy court. On March 1, 2001, the bankruptcy court approved our Fourth Amended Joint Plan of Reorganization.

     Pursuant to our Plan of Reorganization, on April 20, 2001, the effective date of the Plan of Reorganization:

  . we issued to certain claimholders, including senior creditors and Ventas, in exchange for their claims:

     -- an aggregate of $300 million of senior secured notes, bearing interest at the London Interbank Offered Rate (as defined in the agreement) plus 4 1/2%, which will begin to accrue interest approximately two quarters after April 20, 2001,

     --   an aggregate of 15,000,000 shares of our common stock,

     --   an aggregate of 2,000,000 Series A warrants, and

     --   an aggregate of 5,000,000 Series B warrants,

  . we entered into a new $120 million revolving credit facility to provide us with working capital and to be used for other general corporate purposes,

  . we entered into amended and restated Master Lease Agreements with Ventas covering 210 of the nursing centers and 44 of the hospitals that we operate,

  . we entered into a registration rights agreement with Ventas and each holder of 10% or more of our common stock following the exchange described above, providing such holders with certain shelf, demand and "piggy-back" registration rights, and

  . our then existing senior indebtedness and debt and equity securities were cancelled.

     As a result of the exchange described above, the holders of certain claims acquired control of our company and the holders of our pre-reorganization common stock relinquished control.

     In addition, in connection with our emergence from bankruptcy:

  .  we changed our name to Kindred Healthcare, Inc.,

  . a new board of directors, including representatives of the principal security holders following the exchange, was appointed, and

  . effective April 1, 2001, we adopted fresh-start accounting in accordance with SOP 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." This has resulted in the creation of a new reporting entity for financial accounting reporting purposes and a revaluation of our assets and liabilities to reflect their estimated fair values. Because of the adoption of fresh-start accounting, amounts previously recorded in our historical financial statements have changed materially. As a result, our financial statements for periods after our emergence from bankruptcy are not comparable in all respects to our financial statements for periods prior to the reorganization.


Master Lease Agreements

     Under our Fourth Amended Joint Plan of Reorganization, we assumed the original master lease agreements with Ventas and its affiliates and simultaneously amended and restated the agreements into four new master leases, which we refer to as the "Master Lease Agreements." The following summary description of the Master Lease Agreements is qualified in its entirety by reference to the Master Lease Agreements, which are incorporated by reference in this prospectus.

Term and Renewals

     Each Master Lease Agreement includes land, buildings, structures and other improvements on the land, easements and similar appurtenances to the land and improvements, and permanently affixed equipment, machinery and other fixtures relating to the operation of the leased properties. There are several bundles of leased properties under each Master Lease Agreement, with each bundle containing approximately 7 to 12 leased properties. Each bundle contains both nursing centers and hospitals. All leased properties within a bundle have base terms ranging from 10 to 15 years beginning from May 1, 1998, subject to certain exceptions.

     At our option, all, but not less than all, of the leased properties in a bundle may be extended for one five-year renewal term beyond the base term at the then existing rental rate plus the then existing escalation amount per annum. We may further extend for two additional five-year renewal terms beyond the first renewal term at the greater of the then existing rental rate plus the then existing escalation amount per annum or the then fair market value rental rate. The rental rate during the first renewal term and any additional renewal term in which rent due is based on the then existing rental rate will escalate each year during such term(s) at the applicable escalation rate.

     We may not extend the Master Lease Agreements beyond the base term or any previously exercised renewal term if, at the time we seek such extension and at the time such extension takes effect (1) an event of default has occurred and is continuing or (2) a Medicare/Medicaid event of default (as described below) and/or a licensed bed event of default (as described below), has occurred and is continuing with respect to three or more leased properties subject to a particular Master Lease Agreement. The base term and renewal term of each Master Lease Agreement are subject to termination upon default by us (subject to certain exceptions) and certain other conditions described in the Master Lease Agreements.

     Rental Amounts and Escalators

     Each Master Lease Agreement is commonly known as a triple-net lease or an absolute-net lease. Accordingly, in addition to rent, we are required to pay the following: (1) all insurance required in connection with the leased properties and the business conducted on the leased properties, (2) all taxes levied on or with respect to the leased properties (other than taxes on the net income of Ventas) and (3) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

     Under each Master Lease Agreement, the aggregate annual rent is referred to as base rent. Base rent equals the sum of current rent and accrued rent. We are obligated to pay the portion of base rent that is current rent, and unpaid accrued rent will be paid as set forth below.

     From the effective date of the Master Lease Agreements through April 30, 2004, base rent will equal the current rent. Under the Master Lease Agreements, the annual aggregate base rent owed by us currently is $180.7 million. For the period from May 1, 2001 through April 30, 2004, annual aggregate base rent payable in cash will escalate at an annual rate of 3 1/2% over the prior period base rent if certain revenue parameters are obtained.

     Each Master Lease Agreement also provides that beginning May 1, 2004, the annual aggregate base rent payable in cash will escalate at an annual rate of 2% (plus, upon the occurrence of certain events, an additional annual accrued escalator amount of 1 1/2% of the prior period base rent) which will accrete from year to year including an interest accrual at the London Interbank Offered Rate plus 4 1/2% to be added to the annual accreted amount. This interest will not be added to the aggregate base rent in subsequent years.


     The unpaid accrued rent will become payable upon the refinancing of our existing debt or the termination or expiration of the applicable Master Lease Agreement.

     Reset Rights

     During the one-year period commencing in July 2006, Ventas will have a one-time option to reset the base rent, current rent and accrued rent under each Master Lease Agreement to the then fair market rental of the leased properties. Upon exercising this reset right, Ventas will pay us a fee equal to a prorated portion of $5 million based upon the proportion of base rent payable under the Master Lease Agreement(s) with respect to which rent is reset to the total base rent payable under all of the Master Lease Agreements. The determination of the fair market rental will be effectuated through the appraisal procedures in the Master Lease Agreements.

     Use of the Leased Property

     The Master Lease Agreements require that we utilize the leased properties solely for the provision of healthcare services and related uses and as Ventas may otherwise consent. We are responsible for maintaining or causing to be maintained all licenses, certificates and permits necessary for the leased properties to comply with various healthcare regulations. We also are obligated to operate continuously each leased property as a provider of healthcare services.

     Events of Default

     Under each Master Lease Agreement, an "Event of Default" will be deemed to occur if, among other things:

  .  we fail to pay rent or other amounts within five days after notice,

  . we fail to comply with covenants, which failure continues for 30 days or, so long as diligent efforts to cure such failure are being made, such longer period (not over 180 days) as is necessary to cure such failure,

  . certain bankruptcy or insolvency events occur, including filing a petition of bankruptcy or a petition for reorganization under the Bankruptcy Code,

  . an event of default arising from our failure to pay principal or interest on our senior secured notes or any other indebtedness exceeding $50 million,

  . the maturity of the senior secured notes or any other indebtedness exceeding $50 million is accelerated,

  . we cease to operate any leased property as a provider of healthcare services for a period of 30 days,

  . a default occurs under any guaranty of any lease or the indemnity agreements with Ventas,

  . we or our subtenant lose any required healthcare license, permit or approval or fail to comply with any legal requirements as determined by a final unappealable determination,

  .  we fail to maintain insurance,

  .  we create or allow to remain certain liens,

  .  we breach any material representation or warranty,

  . a reduction occurs in the number of licensed beds in a facility, generally in excess of 10% (or less than 10% if we have voluntarily "banked" licensed beds) of the number of licensed beds in the applicable facility on the commencement date (a "licensed bed event of default"),

  . Medicare or Medicaid certification with respect to a participating facility is revoked and re-certification does not occur for 120 days (plus an additional 60 days in certain circumstances) (a "Medicare/Medicaid event of default"),

  . we become subject to regulatory sanctions as determined by a final unappealable determination and fail to cure such regulatory sanctions within its specified cure period for any facility,

  . we fail to cure a breach of any permitted encumbrance within the applicable cure period and, as a result, a real property interest or other beneficial property right of Ventas is at material risk of being terminated, or

  . we fail to cure the breach of any of the obligations of Ventas as lessee under any existing ground lease within the applicable cure period and, if such breach is a non-monetary, non-material breach, such existing ground lease is at material risk of being terminated.

     Remedies for an Event of Default

     Except as noted below, upon an Event of Default under one of the Master Lease Agreements, Ventas may, at its option, exercise the following remedies:

     (1) after not less than ten days' notice to us, terminate the Master Lease Agreement to which such Event of Default relates, repossess any leased property, relet any leased property to a third party and require that we pay to Ventas, as liquidated damages, the net present value of the rent for the balance of the term, discounted at the prime rate,

     (2) without terminating the Master Lease Agreement to which such Event of Default relates, repossess the leased property and relet the leased property with us remaining liable under such Master Lease Agreement for all obligations to be performed by us thereunder, including the difference, if any, between the rent under such Master Lease Agreement and the rent payable as a result of the reletting of the leased property, and

     (3) seek any and all other rights and remedies available under law or in equity.

     In addition to the remedies noted above, under the Master Lease Agreements, in the case of a facility-specific event of default Ventas may terminate a Master Lease Agreement as to the leased property to which the Event of Default relates, and may, but need not, terminate the entire Master Lease Agreement. Each of the Master Lease Agreements includes special rules relative to Medicare/Medicaid events of default and licensed bed events of default. In the event a Medicare/Medicaid event of default and/or a licensed bed event of default occurs and is continuing (a) with respect to not more than two properties at the same time under a Master Lease Agreement that covers 41 or more properties and (b) with respect to not more than one property at the same time under a Master Lease Agreement that covers 21 to and including 40 properties, Ventas may not exercise termination or dispossession remedies against any property other than the property or properties to which the event of default relates. Thus, in the event Medicare/Medicaid events of default and licensed bed events of default would occur and be continuing (a) with respect to one property under a Master Lease Agreement that covers less than 20 properties,
(b) with respect to two or more properties at the same time under a Master Lease Agreement that covers 21 to and including 40 properties, or (c) with respect to three or more properties at the same time under a Master Lease Agreement that covers 41 or more properties, then Ventas would be entitled to exercise all rights and remedies available to it under the Master Lease Agreements.

Assignment and Subletting

     Except as noted below, the Master Lease Agreements provide that we may not assign, sublease or otherwise transfer any leased property or any portion of a leased property as a whole (or in substantial part), including by virtue of a change of control, without the consent of Ventas, which may not be unreasonably withheld if the proposed assignee (1) is a creditworthy entity with sufficient financial stability to satisfy its obligations under the related Master Lease Agreement, (2) has not less than four years experience in operating healthcare facilities, (3) has a favorable business and operational reputation and character and (4) has all licenses, permits, approvals and authorizations to operate the facility and agrees to comply with the use restrictions in the related Master Lease Agreement. The obligation of Ventas to consent to a subletting or assignment is subject to the reasonable approval rights of any mortgagee and/or the lenders under its credit agreement. We may sublease up to 20% of each leased property for restaurants, gift shops and other stores or services customarily found in hospitals or nursing centers without the consent of Ventas, subject, however, to there being no material alteration in the character of the leased property or in the nature of the business conducted on such leased property.

     In addition, each Master Lease Agreement allows us to assign or sublease
(a) without the consent of Ventas, 10% of the nursing center facilities in each Master Lease Agreement and (b) with Ventas' consent (which consent will not be unreasonably withheld, delayed or conditioned), two hospitals in each Master Lease Agreement, if either (i) the applicable regulatory authorities have threatened to revoke an authorization necessary to operate such leased property or (ii) we cannot profitably operate such leased property. Any such proposed assignee/sublessee must satisfy the requirements listed above and it must have all licenses, permits, approvals and other authorizations required to operate the leased properties in accordance with the applicable permitted use. With respect to any assignment or sublease made under this provision, Ventas agrees to execute a nondisturbance and attornment agreement with such proposed assignee or subtenant. Upon any assignment or subletting, we will not be released from our obligations under the applicable Master Lease Agreement.

     Subject to certain exclusions, we must pay to Ventas 80% of any consideration received by us on account of an assignment and 80% (50% in the case of existing subleases) of sublease rent payments (roughly equal to revenue net of specified allowed expenses attributable to a sublease, and specifically defined in the Master Lease Agreements), provided that Ventas' right to such payments will be subordinate to that of our lenders.

     Ventas will have the right to approve the purchaser at a foreclosure of one or more of our leasehold mortgages by our lenders. Such approval will not be unreasonably withheld so long as such purchaser is creditworthy, reputable and has four years experience in operating healthcare facilities. Any dispute regarding whether Ventas has unreasonably withheld its consent to such purchaser will be subject to expedited arbitration.

Corporate Integrity Agreement

     On August 8, 2000, we entered into a Corporate Integrity Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services to promote our compliance with the requirements of Medicare, Medicaid and all other federal healthcare programs. Under the Corporate Integrity Agreement, we are implementing a comprehensive internal quality improvement program and a system of internal financial controls in our nursing centers, long-term hospitals and regional and corporate offices. We have retained sufficient flexibility under the Corporate Integrity Agreement to design and implement the agreement's requirements to enable us to focus our efforts on developing improved systems and processes for providing quality care. Our failure to comply with the material terms of the agreement could lead to suspension or exclusion from further participation in federal healthcare programs. We believe that many of the requirements of the Corporate Integrity Agreement are necessary to achieve our patient care objectives and are similar to the procedures used by other healthcare providers to comply with existing laws and regulations.

     The Corporate Integrity Agreement became effective on April 20, 2001 and applies to us and our managed entities. The Corporate Integrity Agreement also will apply to newly acquired facilities after a phase-in period of six months.

     As required by the Corporate Integrity Agreement, we have engaged the Long Term Care Institute, Inc. to monitor and evaluate our quality improvement program and report its findings to the Office of the Inspector General.

     The Corporate Integrity Agreement includes compliance requirements which obligate us to:

  . Adopt and implement written standards on federal healthcare program requirements with respect to financial and quality of care issues.

  . Conduct training each year for all employees to promote compliance with federal healthcare requirements. Every employee will undergo a minimum of two hours of general compliance training annually. We also will provide annually at least two hours of specific training, tailored to issues affecting employees with certain job responsibilities, as well as a minimum of two hours of training for care-giving employees focused on quality care. In addition, we will continue to operate our internal compliance hotline.

  . Put in place a comprehensive internal quality improvement program, which will include establishing committees at the facility, regional and corporate levels to review quality-related data, direct quality improvement activities and implement and monitor corrective action plans. We focus on integrating compliance responsibilities with operational functions. We recognize that our compliance with applicable laws and regulations depends on individual employee action as well as our operations. The Long Term Care Institute, Inc. has assisted in program development and will evaluate its integrity and effectiveness for the Office of the Inspector General.

  . Enhance our current system of internal financial controls to promote compliance with federal healthcare program requirements on billing and related financial issues, including a variety of internal audit and compliance reviews. We have retained an independent review organization to evaluate the integrity and effectiveness of our internal systems. The independent review organization will report annually its findings to the Office of the Inspector General.

  . Notify the Inspector General within 30 days of our discovery of any ongoing investigation or legal proceeding conducted or brought by a governmental entity or its agents involving any allegation that we have committed a crime or engaged in a fraudulent activity, and within 30 days of our determination that we have received a substantial overpayment relating to any federal healthcare program or any other matter that a reasonable person would consider a potential violation of the federal fraud and abuse laws or other criminal or civil laws related to any federal healthcare program.

  . Submit annual reports to the Inspector General demonstrating compliance with the terms of the Corporate Integrity Agreement, including the findings of our internal audit and review program. We submitted an implementation report to the Office of Inspector General in August 2001.

     The Corporate Integrity Agreement contains standard penalty provisions for breach, which include stipulated cash penalties ranging from $1,000 per day to $2,500 per day for each day we are in breach of the agreement. If we fail to remedy our breach in the time specified in the agreement, we can be excluded from participation in federal healthcare programs.

Government Regulation

     Medicare and Medicaid

     Medicare is a federal program that provides certain hospital and medical insurance benefits to persons age 65 and over and certain disabled persons. Medicaid is a medical assistance program administered by each state pursuant to which healthcare benefits are available to certain indigent patients. Within the Medicare and Medicaid statutory framework, there are substantial areas subject to administrative rulings, interpretations and discretion that may affect payments made under Medicare and Medicaid. A substantial portion of our revenues are derived from patients covered by the Medicare and Medicaid programs.

     Federal, State and Local Regulation

     In the ordinary course of our business, we are subject regularly to inquiries, investigations and audits by federal and state agencies that oversee applicable healthcare regulations.

     The extensive federal, state and local regulations affecting the healthcare industry include, but are not limited to, regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities, allowable costs, services and prices for services. In addition, various laws including antikickback, antifraud and abuse amendments codified under the Social Security Act prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other governmental programs. Sanctions for violating these antikickback amendments include criminal penalties and civil sanctions, including fines and possible exclusion from government programs such as the Medicare and Medicaid programs. The Department of Health and Human Services has issued regulations that describe some of the conduct and business relationships permissible under the antikickback amendments. The fact that a given business arrangement does not fall within one of these safe harbors does not render the arrangement per se illegal. Business arrangements of healthcare service providers that fail to satisfy the applicable criteria, however, risk increased scrutiny and possible sanctions by enforcement authorities.

     In addition, Section 1877 of the Social Security Act, which restricts referrals by physicians of Medicare and other government-program patients to providers of a broad range of designated health services with which they have ownership or certain other financial arrangements, was amended effective January 1, 1995, to broaden significantly the scope of prohibited physician referrals under the Medicare and Medicaid programs. Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program, to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of payment for the care. These laws and regulations are complex and limited judicial or regulatory interpretation exists. We do not believe our arrangements are in violation of these prohibitions. We cannot assure you, however, that governmental officials charged with responsibility for enforcing the provisions of these prohibitions will not assert that one or more of our arrangements are in violation of such provisions.

     The Balanced Budget Act also includes a number of antifraud and abuse provisions. The Balanced Budget Act contains additional civil monetary penalties for violations of the antikickback amendments discussed above and imposes an affirmative duty on providers to ensure that they do not employ or contract with persons excluded from the Medicare program. The Balanced Budget Act also provides a minimum ten-year period for exclusion from participation in federal healthcare programs for persons or entities convicted of a prior healthcare offense.

     The Federal Health Insurance Portability and Accountability Act of 1997, commonly known as "HIPAA," signed into law on August 21, 1996, amended, among other things, Title XI of the U.S. Code (42 U.S.C. (S)1301 et seq.) to broaden the scope of fraud and abuse laws to include all health plans, whether or not they are reimbursed under federal programs. In addition, HIPAA also mandates the adoption of regulations aimed at standardizing transaction formats and billing codes for documenting medical services, dealing with claims submissions and protecting the privacy and security of individually identifiable health information. HIPAA regulations that standardize transactions and code sets became final in the fourth quarter of 2000. These regulations do not require healthcare providers to submit claims electronically, but require standard formatting for those that do. We currently submit our claims electronically and will continue to do so. We will be required to comply with HIPAA transaction and code set standards by October 2002.

     Final HIPAA privacy regulations were published in December 2000. These privacy regulations apply to "protected health information," which is defined generally as individually identifiable health information transmitted or maintained in any form or medium, excluding certain education records and student medical records. The privacy regulations seek to limit the use and disclosure of most paper and oral communications, as well as those in electronic form, regarding an individual's past, present or future physical or mental health or condition, or relating to the provision of healthcare to the individual or payment for that healthcare, if the individual can or may be identified by such information. HIPAA provides for the imposition of civil or criminal penalties if protected health information is improperly disclosed. We must comply with the privacy regulations by April 2003.

     HIPAA's security regulations have not yet been finalized. The proposed security regulations specify administrative procedures, physical safeguards and technical services and mechanisms designed to ensure the privacy of protected health information. We will be required to comply with the security regulations 26 months after the regulations become final.

     We are currently evaluating the impact of compliance with HIPAA regulations, but we have not completed our analysis or finalized the estimated costs of compliance. We cannot assure you that our compliance with the HIPAA regulations will not have an adverse affect on our financial position, results of operations or cash flows.

     We believe that the regulatory environment surrounding the long-term care industry has intensified, particularly for large for-profit, multi-facility providers like us. In the State of Florida, for example, a new statute requires the State to revoke, absent sufficient mitigating factors, all licenses of commonly controlled facilities even if only one facility has serious regulatory deficiencies. The federal government has imposed extensive enforcement policies, resulting in a significant increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions and civil monetary penalties. Such sanctions can have a material adverse effect on our results of operations, liquidity and financial position. We vigorously contest such sanctions where appropriate, and in several cases have obtained injunctions preventing imposition of these regulatory sanctions. While we generally have been successful to date in contesting these sanctions, these cases involve significant legal expense and the time of management and we cannot assure you that we will be successful in the future.

     Certificates of Need and State Licensing.   Certificate of need, or CON,
regulations control the development and expansion of healthcare services and facilities in certain states. Certain states also require regulatory approval prior to certain changes in ownership of a nursing center or hospital. Certain states that do not have CON programs may have other laws or regulations that limit or restrict the development or expansion of healthcare facilities. We operate nursing centers in 22 states and hospitals in 12 states that require state approval for the expansion of our facilities and services under CON programs. To the extent that CONs or other similar approvals are required for expansion of the operations of our nursing centers or hospitals, either through facility acquisitions, expansion or provision of new services or other changes, such expansion could be affected adversely by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals or possible delays and expenses associated with obtaining such approvals.

     We are required to obtain state licenses to operate each of our nursing centers and hospitals and to ensure their participation in government programs. Once a nursing center becomes licensed and operational, it must continue to comply with federal, state and local licensing requirements in addition to local building and life-safety codes. All nursing centers and hospitals have the necessary licenses.

     Health Services Division

     The development and operation of nursing centers and the provision of healthcare services are subject to federal, state and local laws relating to the adequacy of medical care, equipment, personnel, operating policies, fire prevention, rate-setting and compliance with building codes and environmental laws. Nursing centers are subject to periodic inspection by governmental and other authorities to assure continued compliance with various standards, continued licensing under state law, certification under the Medicare and Medicaid programs and continued participation in the Veterans Administration program. The failure to obtain, retain or renew any required regulatory approvals or licenses could adversely affect nursing center operations.

     Medicare and Medicaid and other Federal Regulation. The nursing centers operated and managed by the health services division are licensed either on an annual or bi-annual basis and generally are certified annually for participation in Medicare and Medicaid programs through various regulatory agencies that determine compliance with federal, state and local laws. These legal requirements relate to the quality of the nursing care provided, the qualifications of the administrative personnel and nursing staff, the adequacy of the physical plant and equipment and continuing compliance with the laws and regulations governing the operation of nursing centers. Federal regulations affect the survey process for nursing centers and the authority of state survey agencies and the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), commonly referred to as "CMS," to impose sanctions on facilities based upon noncompliance with certain requirements. Available sanctions include, but are not limited to, imposition of civil monetary penalties, temporary suspension of payment for new admissions, appointment of a

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

temporary manager, suspension of payment for eligible patients and suspension or decertification from participation in the Medicare and Medicaid programs.

     We believe that substantially all of our nursing centers are in substantial compliance with applicable Medicare and Medicaid requirements of participation. In the ordinary course of business, however, the nursing centers receive statements of deficiencies from regulatory agencies. In response, the health services division implements plans of correction to address the alleged deficiencies. In most instances, the regulatory agency will accept the facility's plan of correction and place the nursing center back into compliance with regulatory requirements. In some cases or upon repeat violations, the regulatory agency may take a number of adverse actions against the nursing center. These adverse actions may include the imposition of fines, temporary suspension of admission of new patients to the nursing center, decertification from participation in the Medicaid and/or Medicare programs and, in extreme circumstances, revocation of the nursing center's license.

     The health services division also is subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Such laws include the antikickback amendments discussed above. These provisions prohibit, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. In addition, some states restrict certain business relationships between physicians and pharmacies, and many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs as well as civil and criminal penalties. These laws vary from state to state.

     In certain circumstances, federal law mandates that conviction for certain abusive or fraudulent behavior with respect to one nursing center may subject other facilities under common control or ownership to disqualification from participation in Medicare and Medicaid programs. In addition, some regulations provide that all nursing centers under common control or ownership within a state are subject to delicensure if any one or more of such facilities are delicensed.

    Hospital Division

     Medicare and Medicaid and other Federal Regulation.   The hospital division
is subject to various federal and state regulations. In order to receive Medicare reimbursement, each hospital must meet the applicable conditions of participation set forth by the Department of Health and Human Services relating to the type of hospital, its equipment, personnel and standard of medical care, as well as comply with state and local laws and regulations. We have developed a management system to facilitate our compliance with the various standards and requirements. Each hospital employs a person who is responsible for an ongoing quality assessment and improvement program. Hospitals undergo periodic on-site Medicare certification surveys, which generally are limited if the hospital is accredited by the Joint Commission on Accreditation of Health Care Organizations. As of June 30, 2001, all of the hospitals operated by the hospital division were certified as Medicare providers and 52 of such hospitals also were certified by their respective state Medicaid programs. A loss of certification could affect adversely a hospital's ability to receive payments from the Medicare and Medicaid programs.

     Since 1983, Medicare has reimbursed general acute care hospitals under a prospective payment system. Under the hospital prospective payment system, Medicare inpatient costs are reimbursed based upon a fixed payment amount per discharge using diagnosis related groups. The diagnosis-related group payment under the hospital prospective payment system is based upon the national average cost of treating a Medicare patient's condition. Although the average length of stay varies for each diagnosis related group, the average stay for all Medicare patients subject to the hospital prospective payment system is approximately six days. An additional outlier payment is made for patients with higher treatment costs. Outlier payments are only designed to cover marginal costs.
Accordingly, the hospital prospective payment system creates an economic incentive for general short-term acute care hospitals to discharge medically complex Medicare patients as soon as clinically possible. Hospitals that are certified by Medicare as general long-term hospitals are excluded from the hospital prospective payment system. We believe that the incentive for short-term acute care hospitals to discharge medically complex patients as soon as clinically possible creates a substantial referral source for our long-term hospitals.

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

     The Social Security Amendments of 1983 excluded certain hospitals, including general long-term hospitals, from the hospital prospective payment system. A general long-term hospital is defined as a hospital that has an average length of stay greater than 25 days. Inpatient operating costs for general long-term hospitals are reimbursed under the cost-based reimbursement system, subject to a computed target rate per discharge for inpatient operating costs established by TEFRA. As discussed below, the Balanced Budget Act made significant changes to TEFRA's provisions.


     Prior to the Balanced Budget Act, Medicare operating costs per discharge in excess of the computed target rate were reimbursed at the rate of 50% of the excess, up to 10% of the computed target rate. Hospitals whose operating costs were lower than the computed target rate were reimbursed their actual costs plus an incentive. For cost report periods beginning on or after October 1, 1997, the Balanced Budget Act reduced the incentive payments to an amount equal to 15% of the difference between the actual costs and the computed target rate, but not to exceed 2% of the computed target rate. Costs in excess of the computed target rate are still being reimbursed at the rate of 50% of the excess, up to 10% of the computed target rate, but the threshold to qualify for such payments was raised from 100% to 110% of the computed target rate.

     Since the adoption of the Balanced Budget Act, a new provider will no longer receive unlimited cost-based reimbursement for its first few years in operation. Instead, for the first two years, it will be paid the lower of its costs or 110% of the median of TEFRA's computed target rate for 1996 adjusted for inflation. During this two-year period, new providers are not eligible to receive TEFRA relief or incentive payments discussed in the previous paragraph.

     As of June 30, 2001, all of our long-term acute care hospitals were subject to TEFRA's computed target rate provisions. The reduction in TEFRA's incentive payments has had a material adverse effect on our hospital division's operating results. These reductions, which began between May 1, 1998 and September 1, 1998 with respect to our hospitals, are expected to have a material adverse impact on hospital division revenues in the future and may impact adversely our ability to develop additional free-standing, long-term acute care hospitals.

     We also operate four general acute care hospitals that are subject to the hospital prospective payment system and are not subject to TEFRA's computed target rate provisions.

     Medicare and Medicaid reimbursements generally are determined from annual cost reports that we file, which are subject to audit by the respective agency administering the programs. We believe that adequate provisions for loss have been recorded to reflect any adjustments that could result from audits of these cost reports.

     Federal regulations provide that admission to and utilization of hospitals by Medicare and Medicaid patients must be reviewed by peer review organizations in order to ensure efficient utilization of hospitals and services. A peer review organization may conduct such review either prospectively or retroactively and may, as appropriate, recommend denial of payments for services provided to a patient. The review is subject to administrative and judicial appeal. Each of the hospitals operated by our hospital division employs a clinical professional to administer the hospital's integrated quality assurance and improvement program, including its utilization review program. Peer review organization denials have not had a material adverse effect on the hospital division's operating results.

     The antikickback amendments discussed above prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under federal healthcare programs. Sanctions for violating these amendments include criminal and civil penalties and exclusion from federal healthcare programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the Department of Health and Human Services and the Office of the Inspector General specified certain safe harbors that describe conduct and business relationships permissible under the antikickback amendments. These safe harbor regulations have resulted in more aggressive enforcement of the antikickback amendments by the Department of Health and Human Services and the Office of the Inspector General.

     Section 1877 of the Social Security Act, commonly known as "Stark I," states that a physician who has a financial relationship with a clinical laboratory generally is prohibited from referring patients to that laboratory. The Omnibus Budget Reconciliation Act of 1993 contains provisions, commonly known as "Stark II," amending

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

Section 1877 to expand greatly the scope of Stark I. Effective January 1995, Stark II broadened the referral limitations of Stark I to include, among other designated health services, inpatient and outpatient hospital services. Under Stark I and Stark II, a "financial relationship" is defined as an ownership interest or a compensation arrangement. If such a financial relationship exists, the entity generally is prohibited from claiming payment for such services under the Medicare or Medicaid programs. Compensation arrangements generally are exempted from Stark I and Stark II if, among other things, the compensation to be paid is set in advance, does not exceed fair market value and is not determined in a manner that takes into account the volume or value of any referrals or other business generated between the parties. These laws and regulations, however, are complex and the industry has the benefit of limited judicial or regulatory interpretation. We believe that business practices of providers and financial relationships between providers have become subject to increased scrutiny as healthcare reform efforts continue on the federal and state levels.

     The pharmacy operations within the hospital division are subject to regulation by the various states in which business is conducted as well as by the federal government. The pharmacies are regulated under the Food, Drug and Cosmetic Act and the Prescription Drug Marketing Act, which are administered by the United States Food and Drug Administration. Under the Comprehensive Drug Abuse Prevention and Control Act of 1970, which is administered by the United States Drug Enforcement Administration, dispensers of controlled substances must register with the Drug Enforcement Administration, file reports of inventories and transactions and provide adequate security measures. Failure to comply with such requirements could result in civil or criminal penalties.

     Joint Commission on Accreditation of Health Care Organizations.   Hospitals
receive accreditation from the Joint Commission on Accreditation of Health Care Organizations, a nationwide commission that establishes standards relating to the physical plant, administration, quality of patient care and operation of medical staffs of hospitals. Generally, hospitals and certain other healthcare facilities are required to have been in operation at least six months in order to be eligible for accreditation by the Joint Commission. After conducting on-site surveys, the Joint Commission awards accreditation for up to three years to hospitals found to be in substantial compliance with Joint Commission standards. Accredited hospitals are periodically resurveyed, at the option of the Joint Commission, upon a major change in facilities or organization and after merger or consolidation. As of June 30, 2001, all of the hospitals operated by the hospital division were accredited by the Joint Commission. The hospital division intends to seek and obtain Joint Commission accreditation for any additional facilities it may purchase or lease and convert into long-term hospitals. We do not believe that the failure to obtain Joint Commission accreditation at any hospital would have a material adverse effect on the hospital division's results of operations.

     Regulatory Changes

     The Balanced Budget Act contained extensive changes to the Medicare and Medicaid programs intended to reduce the projected amount of increase in payments under those programs over a five year period. Virtually all spending reductions were derived from reimbursements to providers and changes in program components. The Balanced Budget Act has affected adversely the revenues in both of our operating divisions.

     The Balanced Budget Act established a Medicare prospective payment system for nursing centers for cost reporting periods beginning on or after July 1, 1998. All of our nursing centers adopted PPS on July 1, 1998. The payments received under PPS cover all services for Medicare patients including all ancillary services, such as respiratory therapy, physical therapy, occupational therapy, speech therapy and certain covered pharmaceuticals.

     The Balanced Budget Act also reduced payments made to our hospitals by reducing TEFRA incentive payments, allowable costs for capital expenditures and bad debts, and payments for services to patients transferred from a general acute care hospital. The reductions in allowable costs for capital expenditures became effective October 1, 1997. The reductions in the TEFRA incentive payments and allowable costs for bad debts became effective between May 1, 1998 and September 1, 1998. The reductions in payments for services to patients transferred from a general acute care hospital became effective October 1, 1998. These reductions have had a material adverse impact on hospital revenues. In addition, these reductions also may affect adversely the hospital division's ability to develop or acquire additional free-standing, long-term acute care hospitals in the future.

     Under PPS, the volume of ancillary services provided per patient day to nursing center patients also has declined dramatically. Medicare reimbursements to nursing centers under PPS include substantially all services

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

provided to patients, including ancillary services. Prior to the implementation of PPS, the costs of such services were reimbursed under cost-based reimbursement rules. The decline in the demand for ancillary services since the implementation of PPS is mostly attributable to efforts by nursing centers to reduce operating costs. As a result, many nursing centers have elected to provide ancillary services to their patients through internal staff. In response to PPS and a significant decline in the demand for ancillary services, we realigned our former ancillary services division in 1999 by integrating its physical rehabilitation, speech and occupational therapy businesses into the health services division and assigning its institutional pharmacy business to the hospital division. Our respiratory therapy and other ancillary businesses were discontinued.

     Since November 1999, various legislative and regulatory actions have provided a measure of relief from the impact of the Balanced Budget Act. In November 1999, the Balanced Budget Refinement Act, commonly referred to as "BBRA," was enacted. Effective April 1, 2000, the BBRA (a) implemented a 20% upward adjustment in the payment rates for the care of higher acuity patients, effective until the enactment of a revised Resource Utilization Grouping payment system and (b) allowed nursing centers to transition more rapidly to the federal payment rates. The BBRA also imposed a two-year moratorium on certain therapy limitations for skilled nursing center patients covered under Medicare Part B. Effective October 1, 2000, the BBRA increased all PPS payment categories by 4% through September 30, 2002.


     In April 2000, CMS published a proposed rule which sets forth updates to the Resource Utilization Grouping payment rates used under PPS for nursing centers. On July 31, 2000, CMS issued a final rule that indefinitely postponed any refinements to the Resource Utilization Grouping categories used under PPS. As such, the 20% upward adjustment for certain higher acuity Resource Utilization Grouping categories set forth in the BBRA was automatically extended until the Resource Utilization Grouping refinements are enacted. On July 31, 2001, CMS issued another final rule which did not establish such refinements, and accordingly, the 20% adjustment will remain in place until the Resource Utilization Grouping categories are refined.

     In December 2000, the Medicare, Medicaid, and State Child Health Insurance Program Benefits Improvement and Protection Act of 2000, commonly referred to as "BIPA," was enacted to provide up to $35 billion in additional funding to the Medicare and Medicaid programs over the next five years. Under BIPA, the nursing component for each Resource Utilization Grouping category was increased by 16.66% over the existing rates for skilled nursing care for the period April 1, 2001 through September 30, 2002. BIPA also provided some relief from scheduled reductions to the annual inflation adjustments to the Resource Utilization Grouping payment rates through September 2001.


     In addition, BIPA slightly increased payments for inpatient services and TEFRA incentive payments for long-term acute care hospitals. Allowable costs for bad debts also will be increased by 15%. Both of these provisions are effective for cost reporting periods beginning on or after September 1, 2001.

     Despite the recent legislation and regulatory actions discussed above, Medicare revenues recorded under PPS in our health services division are less than the cost-based reimbursement we received before the enactment of the Balanced Budget Act. In addition, the recent legislation did not impact materially the reductions in Medicare revenues received by our hospitals as a result of the Balanced Budget Act.

     There continue to be legislative and regulatory proposals that would impose more limitations on government and private payments to providers of healthcare services. Congress has directed the Secretary of the U.S. Department of Health and Human Services to develop a prospective payment system applicable specifically to long-term acute care hospitals by October 1, 2001. The new prospective payment system would be effective for cost report periods beginning on or after October 1, 2002. This payment system would not impact us until September 1, 2003. To date, the Secretary has not proposed such a prospective payment system. Congress has further directed that if the Secretary is unable to implement a prospective payment system specific to long-term acute care hospitals by October 1, 2002, the Secretary shall instead implement, as of such date, a prospective payment system for long-term acute care hospitals based upon existing hospital diagnosis-related groups modified where feasible to account for resource use of long-term acute care hospital patients. We cannot predict the content or timing of such regulations. We cannot assure you that such regulations will not have a material adverse impact on our financial condition and results of operations.

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

     By repealing the Boren Amendment, the Balanced Budget Act eased existing impediments on the ability of states to reduce their Medicaid reimbursement levels. Many states are considering or have enacted measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Some states also are considering regulatory changes that include a moratorium on the designation of additional long-term care hospitals. Additionally, regulatory changes in the Medicaid reimbursement system applicable to the hospital division also are being considered. There also are legislative proposals including cost caps and the establishment of Medicaid prospective payment systems for nursing centers.

     We could be adversely affected by the continuing efforts of governmental and private third-party payors to contain healthcare costs. We cannot assure you that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, we cannot assure you that the facilities we operate, or the provision of services and supplies by us, will meet the requirements for participation in such programs.

     We cannot assure you that future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on our results of operations, liquidity or financial position.

Information Systems

     Our information systems strategy is focused on utilizing industry-leading technology to allow us to operate efficiently and effectively under fixed reimbursement levels and increased regulatory compliance requirements. Our information systems activities are determined by the operational strategies and priorities of each of our operating divisions.

     Our integrated financial system allows for timely monthly reporting of financial results on a company-wide basis. In addition, extensive data warehouse capabilities across each operating division allows us to access sophisticated clinical and financial management information at a local, regional and corporate level, enhancing our ability to manage operational performance.
In 2000, we installed a new integrated human resources and payroll system in all of our hospitals and the corporate office. We are currently implementing this system in our nursing centers.

     In 2000, we developed new education tracking and event reporting systems to support the Corporate Integrity Agreement. We also implemented in 2000 an internet-based distance learning tool which provides a cost-effective method to deliver timely training to employees. Company-wide access to various data through internet-based solutions has improved operating efficiencies and reduced administrative costs.

     The information systems for the health services division provide support for product line management and third-party reimbursement. The resident care system is an internally developed business application that captures patient assessment data to ensure that minimum data set assessment forms are filed accurately and timely with reimbursement sources in each state. Our clinical care management system blends clinical and financial results within our data warehouse to provide a decision support platform for delivering high quality care in an economical manner. Our quality reporting system, based on the industry-standard quality indicators used by CMS, allows each facility to monitor and manage the quality of care being delivered. A new internet-based patient referral system is enhancing the health services division's relationships with hospital discharge planners by facilitating the search to locate appropriate nursing centers for patients and automating the communication of critical patient data between the discharging and admitting facilities.

     Our hospitals utilize ProTouch(TM), formerly named VenTouch(TM), an internally developed electronic patient medical record system that was designed specifically for the long-term acute care environment. ProTouch(TM) is a software application that allows nurses, physicians and other clinicians to enter clinical information during the patient care delivery process and view an electronic patient chart. In order to achieve compliance with the new HIPAA regulations regarding electronically transmitted health data, we are enhancing ProTouch(TM) to meet the government mandated patient data privacy and security requirements. A new internally developed system, CustomCare, classifies patients based on a combination of acuity and required nursing interventions, which allows us to monitor employee skill mix and manage labor costs. Our information systems also assist us in managing staffing levels and monitoring quality indicators at the facility, regional and corporate levels.

     Our information systems architecture provides a reliable, scalable infrastructure that is based on personal computers in the facilities connected by a wide-area network to our centralized data center in Louisville, Kentucky. Our information system network allows us to operate over 8,000 distributed personal computers and 600 centrally located servers on a continuous basis.

Employees

     At June 30, 2001, we employed approximately 38,700 full-time employees and 12,600 part-time and per diem employees. Approximately 3,600 of our employees are union members. We believe that our employee relations are satisfactory.

Legal Proceedings

     Our subsidiary, formerly named TheraTx, Incorporated, is a plaintiff in a declaratory judgment action entitled TheraTx, Incorporated v. James W. Duncan, Jr., et al., No. 1:95-CV-3193, filed in the United States District Court for the Northern District of Georgia and currently pending in the United States Court of Appeals for the Eleventh Circuit, No. 99-11451-FF. The defendants asserted counterclaims against TheraTx under breach of contract, securities fraud, negligent misrepresentation and other fraud theories for allegedly not performing as promised under a merger agreement related to TheraTx's purchase of a company called PersonaCare, Inc. and for allegedly failing to inform the defendants/counterclaimants prior to the merger that TheraTx's possible acquisition of Southern Management Services, Inc. might cause the suspension of TheraTx's shelf registration under relevant rules of the Securities and Exchange Commission. The court granted summary judgment for the defendants/counterclaimants and ruled that TheraTx breached the shelf registration provision in the merger agreement, but dismissed the defendants' remaining counterclaims. Additionally, the court ruled after trial that defendants/counterclaimants were entitled to damages and prejudgment interest in the amount of approximately $1.3 million and attorneys' fees and other litigation expenses of approximately $700,000. We and the defendants/counterclaimants both appealed the court's rulings. The United States Court of Appeals for the Eleventh Circuit affirmed the trial court's rulings in TheraTx's favor, with the exception of the damages award, and certified the question of the proper calculation of damages under Delaware law to the Delaware Supreme Court. The Delaware Supreme Court issued an opinion on June 1, 2001, which sets forth a rule for determining such damages but did not calculate any actual damages. On June 25, 2001, the Eleventh Circuit remanded the action to the trial court to render a decision consistent with the Delaware Supreme Court's ruling. On July 24, 2001, the defendants filed a Notice of Bankruptcy Stay in the trial court. We are defending the action vigorously.

     On August 13, 2001, we and TheraTx, Incorporated filed an Objection and Complaint in an action entitled Vencor, Inc. and TheraTx Inc. v. James W. Duncan, et al., Adversary Proceeding No. 01-6117 (MFW), in the United States Bankruptcy Court for the District of Delaware. The complaint seeks to subordinate and disallow the defendants' bankruptcy claim or, alternatively, to reduce the claim by and recover from the defendants a preferential payment made by the debtors to the defendants. The complaint also seeks an injunction against any efforts by the defendants to enforce the judgment ultimately granted in the above litigation pending in the Northern District of Georgia.

     We are pursuing various claims against private insurance companies who issued Medicare supplement insurance policies to individuals who became patients of our hospitals. After the patients' Medicare benefits are exhausted, the insurance companies become liable to pay the insureds' bills pursuant to the terms of these policies. We have filed numerous collection actions against various of these insurers to collect the difference between what Medicare would have paid and the hospitals' usual and customary charges. These disputes arise from differences in interpretation of the policy provisions and federal and state laws governing such policies. Various courts have issued various rulings on the different issues, some of which have been adverse to us and most of which have been appealed. We intend to continue to pursue these claims vigorously.

     A class action lawsuit entitled A. Carl Helwig v. Vencor, Inc., et al., was filed on December 24, 1997 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-97CV-8354). The class action

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

claims were brought by an alleged stockholder of our predecessor against us and Ventas and certain of our and Ventas' current and former executive officers and directors and those of Ventas. The complaint alleges that we, Ventas and certain of our and Ventas' current and former executive officers during a specified time frame violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, by, among other things, issuing to the investing public a series of false and misleading statements concerning Ventas' then current operations and the inherent value of its common stock. The complaint further alleges that as a result of these purported false and misleading statements concerning Ventas' revenues and successful acquisitions, the price of the common stock was artificially inflated. In particular, the complaint alleges that the defendants issued false and misleading financial statements during the first, second and third calendar quarters of 1997 which misrepresented and understated the impact that changes in Medicare reimbursement policies would have on Ventas' core services and profitability. The complaint further alleges that the defendants issued a series of materially false statements concerning the purportedly successful integration of Ventas' acquisitions and prospective earnings per share for 1997 and 1998 which the defendants knew lacked any reasonable basis and were not being achieved. The suit seeks damages in an amount to be proven at trial, pre-judgment and post-judgment interest, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the plaintiff has an effective remedy. In December 1998, the defendants filed a motion to dismiss the case. The court converted the defendants' motion to dismiss into a motion for summary judgment and granted summary judgment as to all defendants. The plaintiff appealed the ruling to the United States Court of Appeals for the Sixth Circuit. On April 24, 2000, the Sixth Circuit affirmed the district court's dismissal of the action on the grounds that the plaintiff failed to state a claim upon which relief could be granted. On July 14, 2000, the Sixth Circuit granted the plaintiff's petition for a rehearing en banc. On May 31, 2001, the Sixth Circuit issued its en banc decision reversing the trial court's dismissal of the complaint. The defendants filed a Petition for Certiorari seeking review of the Sixth Circuit's decision in the United States Supreme Court on September 27, 2001. We are defending this action vigorously.


     A shareholder derivative suit entitled Thomas G. White on behalf of Vencor, Inc. and Ventas, Inc. v. W. Bruce Lunsford, et al., Case No. 98CI03669, was filed in June 1998 in the Jefferson County, Kentucky, Circuit Court. The suit was brought on behalf of us and Ventas against certain current and former executive officers and directors of ours and Ventas. The complaint alleges that the defendants damaged us and Ventas by engaging in violations of the securities laws, engaging in insider trading, fraud and securities fraud and damaging our reputation and that of Ventas. The plaintiff asserts that such actions were taken deliberately, in bad faith and constitute breaches of the defendants' duties of loyalty and due care. The complaint is based on substantially similar assertions to those made in the class action lawsuit entitled A. Carl Helwig v. Vencor, Inc., et al., discussed above. The suit seeks unspecified damages, interest, punitive damages, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that we and Ventas have an effective remedy. We believe that the allegations in the complaint are without merit and intend to defend this action vigorously.

     A class action lawsuit entitled Jules Brody v. Transitional Hospitals Corporation, et al., Case No. CV-S-97-00747-PMP, was filed on June 19, 1997 in the United States District Court for the District of Nevada on behalf of a class consisting of all persons who sold shares of Transitional Hospitals Corporation common stock during the period from February 26, 1997 through May 4, 1997, inclusive. The complaint alleges that Transitional purchased shares of its common stock from members of the investing public after it had received a written offer to acquire all of the Transitional common stock and without making the required disclosure that such an offer had been made. The complaint further alleges that defendants disclosed that there were "expressions of interest" in acquiring Transitional when, in fact, at that time, the negotiations had reached an advanced stage with actual firm offers at substantial premiums to the trading price of Transitional's stock having been made which were actively being considered by Transitional's Board of Directors. The complaint asserts claims pursuant to Sections 10(b), 14(e) and 20(a) of the Securities Exchange Act of 1934, and common law principles of negligent misrepresentation, and names as defendants Transitional as well as certain former senior executives and directors of Transitional. The plaintiff seeks class certification, unspecified damages, attorneys' fees and costs. In June 1998, the court granted our motion to dismiss with leave to amend the Section 10(b) claim and the state law claims for misrepresentation. The court denied our motion to dismiss the Section 14(e) and Section 20(a) claims, after which we filed a motion for reconsideration. On March 23, 1999, the court granted our motion to dismiss all remaining claims and the case was dismissed. The plaintiff has appealed this ruling to the United States Court of Appeals for the Ninth Circuit. We are defending this action vigorously.

     In connection with our Fourth Amended Joint Plan of Reorganization, we, Ventas and the Department of Justice, acting on behalf of itself, the Department of Health and Human Services' Office of Inspector General and CMS, entered into a government settlement, which resolved all known claims arising out of all known investigations being made by the Department of Justice and the Office of Inspector General including certain pending qui tam, or whistleblower, actions. Under the government settlement, the government was required to move to dismiss with prejudice to the United States and the relators (except for certain claims which will be dismissed without prejudice to the United States in certain of the cases) the pending qui tam actions as against any or all of us and our subsidiaries, Ventas and any current or former officers, directors and employees of either entity.

     Except for the qui tam action described in this paragraph, all other known pending qui tam actions against us have been resolved by the government settlement. The only remaining case is entitled United States, et al., ex rel. Phillips-Minks, et al. v. Transitional Corp., et al., filed in the United States District Court for Southern District of California on July 23, 1998. In this action, the defendants, including Transitional Hospitals Corporation and Ventas, are alleged to have submitted and conspired to submit false claims and statements to Medicare, Medicaid, and other federal and state funded programs during a period commencing in 1993. The conduct complained of allegedly violates the Federal Civil False Claims Act, the California False Claims Act, the Florida False Claims Act, the Tennessee Health Care False Claims Act, and the Illinois Whistleblower Reward and Protection Act. The defendants allegedly submitted improper and erroneous claims to Medicare, Medicaid and other programs, for improper or unnecessary services and services not performed, inadequate collections efforts associated with billing and collecting bad debts, inflated and nonexistent laboratory charges, false and inadequate documentation of claims, splitting charges, shifting revenues and expenses, transferring patients to hospitals that are reimbursed by Medicare at a higher level, failing to return duplicate reimbursement payments, and improperly allocating hospital insurance expenses. In addition, the complaint alleges that the defendants were inconsistent in their reporting of cost report data, paid kickbacks to increase patient referrals to hospitals, and incorrectly reported employee compensation resulting in inflated employee 401(k) contributions. The complaint seeks unspecified damages. We dispute the allegations in the complaint and intend to defend this action vigorously. On July 27, 2001, the court ordered that the Department of Justice be allowed to intervene in the action to effectuate the government settlement contained in our Fourth Amended Joint Plan of Reorganization. There can be no assurance that the court will dismiss this case upon the motion by the Department of Justice.

     In connection with our spin-off from Ventas in 1998, liabilities arising from various legal proceedings and other actions were assumed by us and we agreed to indemnify Ventas against any losses, including any costs or expenses, it may incur arising out of or in connection with such legal proceedings and other actions. The indemnification provided by us also covers losses, including costs and expenses, which may arise from any future claims asserted against Ventas based on the former healthcare operations of Ventas. In connection with our indemnification obligation, we assumed the defense of various legal proceedings and other actions. Under our Fourth Amended Joint Plan of Reorganization, we agreed to continue to fulfill our indemnification obligations arising from the 1998 spin-off.

     We are a party to certain legal actions and regulatory investigations arising in the normal course of our business. We are unable to predict the ultimate outcome of pending litigation and regulatory investigations. In addition, there can be no assurance that the Department of Justice, CMS or other regulatory agencies will not initiate additional investigations related to our businesses in the future, nor can there be any assurance that the resolution of any litigation or investigations, either individually or in the aggregate, would not have a material adverse effect on our results of operations, liquidity or financial position. In addition, the above litigation and investigations (as well as future litigation and investigations) are expected to consume the time and attention of our management and may have a disruptive effect upon our operations.

Environmental Matters

     We are subject to various federal, state and local laws and regulations governing the use, discharge and disposal of hazardous materials, including medical waste products. Compliance with these laws and regulations is not expected to have a material adverse effect on us. It is possible, however, that environmental issues may arise in the future which we cannot now predict.

                                   MANAGEMENT

The following sets forth information regarding our executive officers and directors as of June 30, 2001.

            Name                    Age                           Position
Edward L. Kuntz  .................   56  Chairman of the Board, Chief Executive Officer and President

Richard A. Schweinhart  ..........   51  Senior Vice President and Chief Financial Officer

Frank J. Battafarano  ............   50  President, Hospital Division

Donald D. Finney  ................   54  President, Health Services Division

Richard E. Chapman  ..............   53  Chief Administrative and Information Officer and Senior Vice President

James H. Gillenwater, Jr.  .......   44  Senior Vice President, Planning and Development

M. Suzanne Riedman  ..............   50  Senior Vice President and General Counsel

William M. Altman  ...............   42  Vice President of Compliance and Government Programs

Richard A. Lechleiter  ...........   43  Vice President, Finance, Corporate Controller and Treasurer

James Bolin  .....................   42  Director

Michael J. Embler  ...............   37  Director

Garry N. Garrison  ...............   54  Director

Isaac Kaufman  ...................   54  Director

John H. Klein  ...................   55  Director

David A. Tepper  .................   43  Director

     Edward L. Kuntz has served as our Chairman of the Board, Chief Executive Officer and President since January 1999. He served as our President, Chief Operating Officer and director from November 1998 to January 1999. Mr. Kuntz was Chairman and Chief Executive Officer of Living Centers of America, Inc., a leading provider of long-term healthcare, from 1992 to 1997. After leaving Living Centers of America, Inc., he served as an advisor and consultant to a number of healthcare services and investment companies and was affiliated with Austin Ventures, a venture capital firm. In addition, Mr. Kuntz served as Associate General Counsel and later as Executive Vice President of ARA Living Centers until the formation of Living Centers of America, Inc. in 1992.

     Richard A. Schweinhart, a certified public accountant, has served as our Senior Vice President and Chief Financial Officer since September 1998. Mr. Schweinhart was Senior Vice President--Columbia Sponsored Networks for Columbia/HCA Healthcare Corp. from March 1996 through September 1998. From April 1995 until March 1996, he served as Senior Vice President--Nonhospital Operations and from September 1993 until April 1995 as Senior Vice President-- Finance of Columbia/HCA Healthcare Corp. Mr. Schweinhart served as Senior Vice President--Finance for both Galen Health Care, Inc. and Humana, Inc. from November 1991 to September 1993.

     Frank J. Battafarano has served as our President, Hospital Division since November 1998. He served as our Vice President of Operations from April 1998 to November 1998. He held the same position with our predecessor from February 1998 to April 1998. From May 1996 to January 1998, Mr. Battafarano served as Senior Vice President of the central regional office of our predecessor. From January 1992 to April 1996, he served as an executive director and hospital administrator for our predecessor.

     Donald D. Finney has served as our President, Health Services Division since January 1999. During 1998, Mr. Finney was Chief Executive Officer of HCMF Corporation, a privately held post-acute and assisted living provider. From January 1997 to December 1997, he served as Chief Operating Officer of Summerville Healthcare Group, Inc., an operator of assisted living facilities. He served as President of the Facilities Division of GranCare, Inc. from July 1995 to January 1997. From October 1990 to July 1995, Mr. Finney served as Chief Operating Officer of Evergreen Healthcare, Inc., an operator of long-term care and assisted living facilities.

     Richard E. Chapman has served as our Chief Administrative and Information Officer and Senior Vice President since January 2001. From April 1998 to January 2001, he served as our Senior Vice President and Chief Information Officer. Mr. Chapman served as Senior Vice President and Chief Information Officer of our predecessor from October 1997 to April 1998. From March 1993 to October 1997, he was Senior Vice President of Information Systems of Columbia/HCA Healthcare Corp., Vice President of Galen Health Care, Inc. from March 1993 to August 1993, and Vice President of Humana, Inc. from September 1988 to February 1993.

     James H. Gillenwater, Jr. has served as our Senior Vice President, Planning and Development since April 1998. Mr. Gillenwater served as Senior Vice President, Planning and Development of our predecessor from December 1996 to April 1998. From November 1995 through December 1996, he served as Vice President, Planning and Development of our predecessor and was Director of Planning and Development from 1989 to November 1995.

     M. Suzanne Riedman, an attorney, has served as our Senior Vice President and General Counsel since August 1999. She served as our Vice President and Associate General Counsel from April 1998 to August 1999. Ms. Riedman held the same position with our predecessor from January 1997 to April 1998. She joined our predecessor as counsel in September 1995 and became Associate General Counsel in January 1996. Ms. Riedman served as counsel to another large long-term healthcare provider in various capacities from 1990 to 1995. Prior to that time, Ms. Riedman was in the private practice of law for 11 years.

     William M. Altman, an attorney, has served as our Vice President of Compliance and Government Programs since October 1999. He served as Operations Counsel in our law department from May 1998 to September 1999. He held the same position with our predecessor from June 1996 through April 1998. Prior to joining our predecessor, Mr. Altman was in the private practice of law for ten years and held other consulting and government positions in healthcare.

     Richard A. Lechleiter, a certified public accountant, has served as our Vice President, Finance and Corporate Controller since April 1998 and also has served as Treasurer since July 1998. Mr. Lechleiter served as Vice President, Finance and Corporate Controller of our predecessor from November 1995 to April 1998. From June 1995 to November 1995, he was Director of Finance for our predecessor. Mr. Lechleiter was Vice President and Controller of Columbia/HCA Healthcare Corp. from September 1993 to May 1995, of Galen Health Care, Inc. from March 1993 to August 1993, and of Humana, Inc. from September 1990 to February 1993.

     James Bolin has served as a director of our company since April 2001. Since 1995, Mr. Bolin has been Vice President and Secretary of Appaloosa Management L.P. Mr. Bolin serves as a director of Inamed Corporation, a global surgical and medical device company, and Bio-Plexus, Inc., a designer and manufacturer of safety medical products.

     Michael J. Embler has served as a director of our company since July 2001. Since July 2001, Mr. Embler has been Vice President of Franklin Mutual Advisers, LLC. From October 1992 to May 2001, he served in various positions with Nomura Holding America, most recently as Managing Director.

     Garry N. Garrison has served as a director of our company since April 2001. From 1997 to 2000, Mr. Garrison served as Senior Vice President of Dynamic Healthcare Solutions, Inc., a venture capital firm specializing in high-growth, health related businesses. From 1996 to 1997, he served as President and Chief Executive Officer, Specialty Services Division of the Foundation Health Systems, Inc., overseeing operations for various specialty services companies. Mr. Garrison also served as President and Chief Operating Officer of Integrated Pharmaceutical Services from 1994 to 1996.

     Isaac Kaufman, a certified public accountant, has served as a director of our company since April 2001. Since September 1998, Mr. Kaufman has served as the Senior Vice President and Chief Financial Officer of Advanced Medical Management Inc., a manager of medical practices and an outpatient surgical center. From February 1998 to September 1998, he served as the Chief Financial Officer of Bio Science Contract Production Corp., a contract manufacturer of bulk pharmaceuticals and biologics. Mr. Kaufman also served as Chief Financial Officer of VSI Group, Inc. From October 1996 to February 1998. Mr. Kaufman serves as a director of TransWorld Entertainment Corporation, a leading specialty retailer of music and video products.

     John H. Klein has served as a director of our company since April 2001.
Mr. Klein has been the Chairman and Chief Executive Officer of Strategic Business and Technology Solutions, LLC, a strategy business and technology advisory firm, since June 1998. Mr. Klein also has served as the Chairman and Chief Executive Officer of BI Logix, Inc., a business intelligence software solutions company, since May 1998. In addition, he has served as Chairman and Chief Executive Officer of DentalLine.com, a group benefit and internet company, since July 1999. From March 1998 to August 2000, he served as Director and Vice Chairman of Image Vision, a developer and marketer of imaging systems and products. Mr. Klein also served as Chairman and Chief Executive Officer of the MIM Corporation, a provider of pharmacy benefit services, from 1996 to May 1998. Mr. Klein is a director of U.S. Interactive, Inc. and Sunbeam Corporation.

     David A. Tepper has served as a director of our company since April 2001. Mr. Tepper has been President of Appaloosa Management, L.P. since 1993. Mr. Tepper also serves as a director of Inamed Corporation, a global surgical and medical device company.

     Each of the executive officers serves at the pleasure of the board of directors.

     In addition to the executive officers listed above, we are currently searching for an individual to serve as President of our company. This individual will be responsible for various management duties, including management of our day-to-day operations, and would report directly to Mr. Kuntz, who will continue to serve as Chairman and Chief Executive Officer. We expect to fill this position by the end of 2001.

                     PRINCIPAL AND SELLING SECURITY HOLDERS

  The following table sets forth, as of June 30, 2001, certain information regarding the beneficial ownership of shares of our common stock and Series A and Series B warrants by:

  . each of our directors and executive officers, . all of our directors and executive officers as a group, and

  . each person who is known by us to own beneficially more than 5% of our common stock and/or warrants.


  Unless otherwise stated, the address for each of our directors and executive officers is 680 South Fourth Street, Louisville, Kentucky 40202-2412.

     Information with respect to the common stock and the Series A and Series B warrants held by each selling security holder has been furnished to us by the selling security holders and other sources that we have not verified.


                                                            Amount and Nature of
                                                                 Beneficial
      Name and Address of                                   Ownership Prior to                Percent of Class Owned Prior
       Beneficial Owner                                      the Offering (1)                     to the Offering (10)
--------------------------------------------------------------------------------------------------------------------------
                                                     Common       Series A    Series B        Common   Series A   Series B
                                                      Stock       Warrants    Warrants         Stock   Warrants   Warrants
                                                   ---------      ---------   ---------       -------  --------   --------
Directors and Executive Officers
Edward L. Kuntz  ...............................   135,000 (2)          -           -            *         -         -
James Bolin  ................................... 5,496,822 (3)      720,398   1,800,996         30.3      36.0      36.0
Michael J. Embler  .............................        -              -           -             -         -         -
Garry N. Garrison  .............................        -              -           -             -         -         -
Isaac Kaufman  .................................        -              -           -             -         -         -
John H. Klein  .................................        -              -           -             -         -         -
David A. Tepper  ............................... 5,496,822 (3)      720,398   1,800,996         30.3      36.0      36.0
William M. Altman  .............................    23,700 (2)         -           -             *         -         -
Frank J. Battafarano  ..........................    33,900 (2)         -           -             *         -         -
Richard E. Chapman  ............................    38,500 (2)         -           -             *         -         -
Donald D. Finney  ..............................    38,500 (2)         -           -             *         -         -
James H. Gillenwater, Jr.  .....................    22,300 (2)         -           -             *         -         -
Richard A. Lechleiter  .........................    23,700 (2)         -           -             *         -         -
M. Suzanne Riedman  ............................    28,000 (2)         -           -             *         -         -
Richard A. Schweinhart  ........................    38,500 (2)         -           -             *         -         -

All Directors and Executive Officers as a
 Group (15 persons)    ......................... 5,878,992 (4)      720,398   1,800,996         32.4      36.0      36.0


Other Stockholders with More than 5% Ownership
Appaloosa Management L.P., Appaloosa Partners,
 Inc. and David A. Tepper (3)    ...............  5,496,822         720,398   1,800,996         30.3      36.0      36.0
Stephen Feinberg (5)  ..........................  1,181,451             -          -             7.6       -         -
Franklin Mutual Advisers, LLC (6)  .............  5,423,181         560,242   1,400,603         30.9      28.0      28.0
Goldman, Sachs & Co. and The Goldman Sachs
 Group, Inc. (7) ...............................  2,013,490         170,594     426,484         12.4       8.5       8.5
Van Kampen Prime Rate Income Trust (8) .........  1,064,604             -          -             6.8       -         -
Ventas Realty, Limited Partnership (9) .........  1,498,500             -          -             9.6       -         -

_______________

*   Denotes less than 1%.

(1) Such information assumes that (a) options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of this prospectus have been exercised and (b) to the extent publicly available information does not specify which portion of certain shares of common stock is in the form of warrants, such shares are held in the form of common stock. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock and/or warrants beneficially owned by them.

(2) These shares represent restricted shares awarded under our restricted share plan. One-third of these shares vested on May 21, 2001 and the remaining two-thirds will vest as follows: 15% on each of the first and second anniversary of the date of grant; 20% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant.

(3) Based on a Schedule 13D jointly filed by Appaloosa Management L.P., Appaloosa Partners, Inc. and David A. Tepper on April 26, 2001 with the SEC and a Form 3 jointly filed with the SEC by Appaloosa Management L.P., Appaloosa Partners, Inc., David A. Tepper and James Bolin. According to these filings, Mr. Tepper is the sole stockholder and President of Appaloosa Partners, Inc. Mr. Bolin is a Vice President and Secretary of Appaloosa Partners, Inc. Appaloosa Partners, Inc. is the general partner of Appaloosa Management L.P. Appaloosa Management L.P. is the general partner of Appaloosa Investment Limited Partnership I and acts as an investment advisor to Palomino Fund Ltd. Under our Fourth Amended Joint Plan of Reorganization, Appaloosa Investment Limited Partnership I and Palomino Fund Ltd. received (a) 2,975,428 shares of common stock, (b) 720,398 Series A warrants and (c) 1,800,996 Series B warrants. According to the Schedule 13D, Appaloosa Management L.P., Appaloosa Partners, Inc. and Mr. Tepper may be deemed to have the sole voting and dispositive power with respect to 5,496,822 shares of common stock, of which 2,521,394 represent shares issuable upon exercise of the Series A and Series B warrants. The address of Appaloosa Management L.P., Appaloosa Partners, Inc., David A. Tepper and James Bolin is 26 Main Street, 1st Floor, Chatham, New Jersey 07928.


(4) The number of shares of common stock shown in the table includes shares issuable upon the exercise of 720,398 Series A warrants and 1,800,996 Series B warrants. See note 3.


(5) Based on a Schedule 13D filed by Stephen Feinberg on May 8, 2001 with the SEC. Cerberus Institutional Partners, L.P. is the holder of 244,530 shares of common stock, Cerberus International, Ltd. is the holder of 630,157 shares of common stock and various other private investment funds own in the aggregate 306,764 shares of common stock. Based on the Schedule 13D, Stephen Feinberg possesses sole power to vote and direct the disposition of all securities described in the immediately preceding sentence. The address of Mr. Feinberg is 450 Park Avenue, 28th Floor, New York, New York 10022.


(6) Based on a Schedule 13D filed by Franklin Mutual Advisers, LLC on April 20, 2001 with the SEC and other information available to us. According to the
     Schedule 13D, the common stock reported in the Schedule 13D is beneficially owned by one or more open-end investment companies or other management accounts of Franklin Mutual Advisers, LLC. Under its advisory contracts, Franklin Mutual Advisers, LLC has sole voting and investment discretion over these securities. The number of shares of common stock shown in the table includes shares issuable upon the exercise of 560,242 Series A warrants and 1,400,603 Series B warrants. Michael J. Embler is a Vice President of Franklin Mutual Advisers, LLC and disclaims beneficial ownership of shares held by Franklin Mutual Advisers, LLC. The address of Franklin Mutual Advisers, LLC is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(7) Based on a Schedule 13G jointly filed by Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. on May 10, 2001 with the SEC and a Form 3 jointly filed with the SEC by Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. According to the Schedule 13G, Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. share voting and dispositive power with respect to these securities. The number of shares of common stock shown in the table includes shares issuable upon the exercise of 170,594 Series A warrants and 426,484 Series B warrants. The address of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. is 85 Broad Street, New York, New York 10004.

(8) Based on information provided to us by Van Kampen Prime Rate Income Trust. The address of Van Kampen Prime Rate Income Trust is 1 Parkview Plaza, Oakbrook Terrace, Illinois 60181.


(9) Based on a Schedule 13G jointly filed by Ventas, Inc. and Ventas Realty, Limited Partnership on October 10, 2001 with the SEC. According to the
     Schedule 13G, each of Ventas, Inc. and Ventas Realty, Limited Partnership has shared ownership and voting dispositive power with respect to these securities. Ventas, Inc. is the sole general partner of Ventas Realty, Limited Partnership, and Ventas LP Realty, LLC is the sole limited partner of Ventas Realty, Limited Partnership. The address of each of Ventas, Inc. and Ventas Realty, Limited Partnership is 4360 Brownsboro Road, Suite 115, Louisville, Kentucky 40207-1642.


(10) Such information is current as of the date of this prospectus. Certain of the holders identified in this table are offering some or all of their shares of our common stock in an underwritten offering on or about the date of this prospectus pursuant to a separate registration statement filed by us. Accordingly, the number of shares and warrants owned may decrease in the future. In addition, we may issue up to 2,237,035 shares of our common stock pursuant to the separate offering, in which case the percentages shown in this table would decrease.


     Because the selling security holders may, pursuant to this prospectus, offer all or some portion of the common stock or warrants they presently hold, no estimate can be given as to the amount of the shares of common stock or warrants that will be held by the selling security holders upon termination of any such sales. In addition, since the date on which they provided the information regarding their common stock or warrants, some or all of the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock or warrants in transactions exempt from the registration requirements of the Securities Act.

     Only selling security holders identified below who beneficially own the common stock or warrants set forth opposite each such selling security holder's name in the following table on the effective date of the registration statement of which this prospectus forms a part may sell such common stock or warrants pursuant to the registration statement. We may from time to time include additional selling security holders in supplements to this prospectus.


            Name of                          Amount and Nature of
       Beneficial Owner                       Securities Offered         Percent of Class Offered (3)
------------------------------------------------------------------------------------------------------
                                     Common    Series A   Series B      Common    Series A   Series B
                                    Stock(1)   Warrants   Warrants      Stock(2)  Warrants   Warrants
                                    --------   --------   --------      --------  --------   --------
Appaloosa Management L.P.,
 Appaloosa Partners,
 Inc. and David A. Tepper  ......   2,975,428    720,398  1,800,996        30.3      36.0      36.0


Franklin Mutual Advisers, LLC  ..   3,462,336    560,242  1,400,603        30.9      28.0      28.0
Goldman, Sachs & Co. and
 The Goldman Sachs
 Group, Inc.  ...................   1,416,412    170,594    426,484        12.4       8.5       8.5

Ventas, Inc. and Ventas Realty,
 Limited Partnership ............   1,498,500        -          -           9.6        -         -


__________________

(1) Not including the common stock underlying any warrants offered.
(2) Includes the number of shares of common stock offered by this prospectus that, on the date of this prospectus, are issuable upon exercise of the warrants held by such selling security holder. The number of shares of common stock issuable upon exercise, and the exercise price, of the Series A and Series B warrants are subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon exercise of the Series A and Series B warrants may increase or decrease from time to time.

(3) We may issue up to 2,237,035 shares of our common stock, and the selling stockholders named in this table may sell some of their shares listed in this table, in an underwritten offering on or about the date of this prospectus, in which case the percentages shown in this table would decrease.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of our capital stock is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws.

General

     Authorized, Issued and Outstanding Capital Stock

     We are authorized to issue a total of 40,000,000 shares of capital stock, consisting of 39,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of June 30, 2001, there were 15,600,000 shares of common stock outstanding and no shares of preferred stock outstanding.

     Fully Paid

     The issued and outstanding shares of common stock, and any shares of common stock issuable under the stock option plans or upon the exercise of warrants for common stock, will be duly authorized, validly issued, fully paid and non-assessable.

Common Stock

     Listing

     Our common stock is quoted on the OTC Bulletin Board under the trading symbol "KIND."

     Dividends

     Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. We are subject to certain limitations on the declaration and payment of dividends, other than stock dividends, pursuant to the terms of our new senior secured notes and the terms of our revolving credit facility. We do not expect to pay cash dividends on the common stock in the foreseeable future.

     Rights Upon Liquidation, Dissolution or Winding Up

     In the event of a liquidation, dissolution or winding up of our company, holders of common stock would have the right to a ratable portion of assets remaining after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of common stock will have no preemptive rights.

     Voting

     Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders.

     Registrar and Transfer Agent

     The registrar and transfer agent for the common stock is National City Bank, 629 Euclid Avenue, Room 635, Cleveland, Ohio 44114, (800) 622-8100.

Preferred Stock

     Our Amended and Restated Certificate of Incorporation authorizes the board of directors to issue preferred stock in one or more series and to establish the designations, powers, preferences and rights and the qualifications, limitations and restrictions of any series with respect to the number of shares included in such series, the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of stock, voting rights and other terms. We may issue, without the approval of the holders of the common stock, preferred stock which has voting, dividend or liquidation rights superior to the common stock and which may adversely affect the rights of holders of the common stock. The issuance of preferred stock could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of the company.

Certain Restrictions

     Our Amended and Restated Certificate of Incorporation states that we may not issue nonvoting equity securities to the extent prohibited by Section 1123(6)(a) of the Bankruptcy Code. In addition, in order to help ensure that Ventas continues to meet the requirements for treatment as a real estate investment trust, the Amended and Restated Certificate of Incorporation prohibits a particular shareholder, Tenet Healthcare Corporation and its successors, from beneficially owning, directly or indirectly (including by application of certain attribution rules under the Internal Revenue Code), shares of our common stock in excess of the existing holder limit set forth in the Amended and Restated Certificate of Incorporation for so long as Tenet Healthcare Corporation and its successors remain a significant shareholder in Ventas. Any shares of our common stock beneficially owned by Tenet Healthcare Corporation and its successors in excess of such existing holder limit, including shares beneficially owned by persons that are or become related to Tenet Healthcare Corporation and its successors under the attribution rules, will be designated as "excess stock" and treated as described in the Amended and Restated Certificate of Incorporation. The certificates evidencing our common stock contain a legend referencing the above restriction. In addition, if we engage in an "Accretive Transaction" (as defined in the Amended and Restated Certificate of Incorporation), we will purchase from Ventas such number of shares as are necessary to prevent Ventas from beneficially owning in excess of 9.9% of our company after giving effect to such Accretive Transaction.

Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who is or was a party to any actual or threatened legal action, whether criminal, civil, administrative or investigative, by reason of the fact that the person is or was an officer, director or agent of the corporation, or is or was serving at the request of the corporation as a director, officer or agent of another corporation, partnership or other enterprise, against expenses (including attorney's fees), judgments, fines and settlement payments reasonably and actually incurred by him or her in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful, except that, with respect to any legal action by or in the right of the corporation itself, an officer, director or agent of the corporation is entitled to indemnification only for expenses (including attorney's fees) reasonably and actually incurred, and is not entitled to indemnification in respect of any claim, issue or matter as to which he or she is found liable to the corporation, unless the court determines otherwise.

     Section 6.4 of our Amended and Restated By-laws requires us to indemnify, to the full extent permitted from time to time under the Delaware General Corporation Law, each person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of our company.

     However, the indemnification provisions of Section 6.4 are limited to:

  .  officers, directors, agents and employees who as of or after September
     13, 1999, were or are employed by, or serving as directors of, our company, and


  . agents and employees who were no longer employed by us as of September 13, 1999, other than such agents and employees who were our officers and directors prior to September 13, 1999.

Section 203 of the Delaware General Corporation Law

     In our Amended and Restated Certificate of Incorporation, we have elected not to be governed by Section 203 of the Delaware General Corporation Law.
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" (as such terms are used in Section 203) for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (1) prior to such time of the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, the transaction is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder. For purposes of
Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                      SECURITIES ELIGIBLE FOR FUTURE SALE

     An aggregate of 15,000,000 shares of common stock, 2,000,000 Series A warrants and 5,000,000 Series B warrants were issued on April 20, 2001 under our Fourth Amended Joint Plan of Reorganization. All these warrants, which are currently exercisable, and shares of common stock and the shares of common stock issued in the offering are freely tradeable without registration under the Securities Act, except for shares that are issued to an "underwriter" (as defined in Section 1145(b) of the Bankruptcy Code) or that are acquired by an "affiliate" of ours.

     We have entered into a registration rights agreement with Appaloosa Management L.P., Franklin Mutual Advisers, LLC, Goldman, Sachs & Co. and Ventas Realty, Limited Partnership, which collectively hold 9,352,676 shares of our common stock and warrants to purchase 5,079,317 shares of common stock. The registration rights agreement requires us to use our reasonable best efforts to file, cause to be declared effective and keep effective for at least two years or until all their shares of common stock or warrants are sold, a "shelf" registration statement covering sales of their shares of common stock and warrants or, in the case of Ventas, the distribution of some or all of the shares of our common stock that it owns to the Ventas stockholders. This prospectus is part of the registration statement that is the shelf registration statement.


     However, under the terms of the registration rights agreement, these security holders may not sell common stock or warrants pursuant to the shelf registration statement, and we are not obligated to register any shares or warrants held by these security holders upon their request, in each case for the period from seven days prior to, through and including the 90th day after, the date of our underwritten offering by us. We have filed a separate registration statement for such an underwritten offering. After the expiration of this period, these security holders may sell their shares or warrants pursuant to this shelf registration statement or may demand that we register all or any portion of their shares or warrants at any time. As an exception to this restriction on sales for purposes of the underwritten offering, Ventas may (but is not obligated to) distribute up to 350,000 shares of our common stock to Ventas stockholders on or after December 24, 2001, and such stockholders may resell such shares.



     The registration rights agreement provides that, subject to certain limitations, each security holder party thereto has the right to demand that we register all or a part of the common stock and warrants acquired by that security holder pursuant to the Fourth Amended Joint Plan of Reorganization, provided that the estimated market value of the common stock and warrants to be registered is at least $10 million in the aggregate or not less than 5% of the common stock and warrants. We are required to use our reasonable best efforts to effect any such registration. Such registrations will be at our expense, subject to certain exceptions.

     In addition, under the registration rights agreement, the security holders party thereto have certain rights to require us to include in any registration statement we file with respect to any offering of equity securities (whether for our own account or for the account of any holders of our securities) such amount of common stock and warrants as are requested by the security holder to be included in the registration statement, subject to certain exceptions. Such registrations will be at our expense, subject to certain exceptions.




     Furthermore, since April 20, 2001, 600,000 shares were issued under our restricted share plan and an additional 1,600,000 shares may be issued in the future upon exercise of options granted and to be granted under our stock option plans. We also may issue up to 2,237,035 shares in an underwritten offering on or about the date of this prospectus. These shares have been registered under the Securities Act and, therefore, will be freely tradeable when issued (subject to the volume limitations and other conditions of Rule 144, in the case of shares to be sold by our affiliates).

     Future sales of common stock, including common stock underlying the Series A and Series B warrants, by our stockholders could adversely affect the market price of the common stock, and future sales of Series A and Series B warrants by the warrant holders could adversely affect the market price of the Series A or Series B warrants, as the case may be. These sales also might make it more difficult for us to sell equity securities in the future at a time and a price that we deem appropriate.

                              PLAN OF DISTRIBUTION

     We are registering the common stock and the Series A and Series B warrants on behalf of the selling security holders. The common stock and warrants may be sold from time to time to purchasers directly by any of the selling security holders, in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling security holders or by agreement between the selling security holders and underwriters or dealers. Alternatively, any of the selling security holders may from time to time offer the common stock and/or warrants through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or the purchasers of common stock and/or warrants for whom they may act as agent. The selling security holders and any underwriters, dealers or agents that participate in the distribution of common stock and/or warrants may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of common stock and/or warrants by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, shares held by Ventas may be distributed to the Ventas stockholders as a stock dividend or other distribution of assets.


     The sale of common stock and/or warrants may be effected in transactions (which may involve block transactions) (1) on any national securities exchange or quotation service on which the offered securities may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) otherwise than on such exchanges or in the over-the-counter market, (4) in privately negotiated transactions, (5) through the writing of options or other derivative contracts,
(6) by a distribution by a selling security holder to its or its affiliates' beneficial owners or (7) through pledge, mortgage or hypothecation. At the time a particular offering of the common stock and/or warrants is made, if required, a prospectus supplement will be distributed which will set forth the names of the selling security holders, the aggregate amount and type of securities being offered, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.


     To comply with the securities laws of certain jurisdictions, if applicable, the offered securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the offered securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of common stock and/or warrants may not simultaneously engage in market-making activities with respect to such common stock and/or warrants for a period of five business days prior to the commencement of such distribution and ending upon the completion of such distribution. In addition to and without limiting the foregoing, each selling security holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the common stock and/or warrants by the selling security holders. All of the foregoing may affect the marketability of the common stock and/or warrants and the ability of any person or entity to engage in market-making activities with respect to the common stock and/or warrants.

     Pursuant to the registration rights agreement described above, we will pay substantially all of the expenses incident to the registration, offering and sale of the common stock and warrants of the selling security holders to the public other than commissions and discounts of underwriters, dealers or agents, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws. The selling security holders, and any underwriter they may utilize, and their respective controlling persons are entitled to be indemnified by us against certain liabilities, including liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling security holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     Pursuant to the registration rights agreement, we are required to use our best efforts to keep the registration statement, of which this prospectus is a part, continuously effective for a period of two years from its effective date or such shorter period that will terminate upon the earlier of the date on which the common stock and warrants shall have been sold pursuant to the registration statement or the date on which the common stock and warrants are permitted to be freely sold or distributed to the public pursuant to any exemption from the registration requirements of the Securities Act (including in reliance on Rule 144(k) but excluding in reliance on Rule 144A under the Securities Act). Notwithstanding these obligations, we may, under certain circumstances, postpone or suspend the filing or the effectiveness of the registration statement (or any amendments or supplements thereto) or the sale of common stock and warrants under the registration statement.

                                 LEGAL MATTERS

     The validity of the shares of common stock and the Series A and Series B warrants offered by this prospectus will be passed upon for us by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of the company as of December 31, 2000 and 1999 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report (which includes an explanatory paragraph regarding circumstances alleviating substantial doubt about the company's ability to continue as a going concern) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated balance sheet of the company as of April 1, 2001 incorporated in this prospectus by reference to the Current Report on Form 8-K filed on August 21, 2001 has also been so incorporated in reliance on the report of PricewaterhouseCoopers LLP.

     The consolidated financial statements of Kindred Healthcare, Inc., formerly Vencor, Inc., for the year ended December 31, 1998 incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the company's ability to continue as a going concern as described in Note 3 to the consolidated financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act.




     You may also obtain copies of this information in person or by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public on the SEC's Internet web site at http://www.sec.gov. You may also inspect reports, proxy statements and
        ------------------
other information about us at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.


     We have filed a registration statement on Form S-3 with the SEC relating to the shares of common stock and the warrants covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. The following documents filed by us and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering are incorporated by reference in this prospectus:

  .  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000,

  .  Our Annual Report on Form 10-K/A for the fiscal year ended December 31,
     2000,

  . Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001,


  . Our Quarterly Reports on Form 10-Q/A for the fiscal quarters ended March 31, 2001 and June 30, 2001,


  .  Our Registration Statement on Form 8-A filed on April 20, 2001, and


  . Our Current Reports on Form 8-K filed on January 19, 2001, March 19, 2001, May 2, 2001 and August 21, 2001.


You may request a copy of these filings, at no cost, by writing or telephoning us at:

                            Kindred Healthcare, Inc.
                            680 South Fourth Street
                        Louisville, Kentucky 40202-2412
                        Attention:  Corporate Secretary
                           Telephone:  (502) 596-7300

                           [Back cover of prospectus]
                          [Company logo appears here]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses payable by the registrant in connection with the sale of the aggregate amount of common stock and Series A and Series B warrants being registered. All the amounts shown are estimates except for the registration fee and the NASDAQ fee.


SEC registration fee.................................................  $  224,237
Legal fees and expenses..............................................  $  195,000
                                                                       ----------
Accounting fees and expenses.........................................  $   16,400
NASDAQ original listing fee..........................................  $   95,000
Miscellaneous........................................................  $    1,363
                                                                       ----------
     Total...........................................................  $  530,000
                                                                       ----------




     The selling stockholders will not bear any of the expenses described above, but will bear their own legal fees and expenses to the extent that they retain more than one counsel and/or such fees and expenses exceed $50,000.


Item 15.  Indemnification of Directors and Officers.

     Section 6.4 of the Amended and Restated By-laws of the registrant requires it to indemnify, to the full extent permitted from time to time under the General Corporation Law of the State of Delaware, each person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant.


     Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who is or was a party to any actual or threatened legal action, whether criminal, civil, administrative or investigative, by reason of the fact that the person is or was an officer, director or agent of the corporation, or is or was serving at the request of the corporation as a director, officer or agent of another corporation, partnership or other enterprise, against expenses (including attorney's fees), judgments, fines and settlement payments reasonably and actually incurred by him or her in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful, except that, with respect to any legal action by or in the right of the corporation itself, an officer, director or agent of the corporation is entitled to indemnification only for expenses (including attorney's fees) reasonably and actually incurred, and is not entitled to indemnification in respect of any claim, issue or matter as to which he or she is found liable to the corporation, unless the court determines otherwise.

     However, the indemnification provisions of Section 6.4 are limited to:

     . officers, directors, agents and employees who as of or after September 13, 1999, were or are employed by, or serving as directors of, the registrant; and


     . agents and employees who were no longer employed by the registrant as of September 13, 1999, other than such agents and employees who were officers and directors of the registrant prior to September 13, 1999.

Item 16.  Exhibits.


Exhibit
Number                                         Description of Document
-------                                        -----------------------
        2.1  Fourth Amended Joint Plan of Reorganization of Vencor, Inc. And Affiliated Debtors Under Chapter
             11 of the Bankruptcy Code.  Exhibit 2.1 to the Current Report on Form 8-K of Kindred filed March
             19, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

        2.2  Findings of Fact, Conclusions of Law and Order Under 11 U.S.C. (S) 1129 and Rule 3020 of the
             Federal Rules of Bankruptcy Procedure Confirming the Fourth Amended Joint Plan of Reorganization
             of Vencor, Inc., et al., as signed by the United States Bankruptcy Court for the District of
             Delaware on March 16, 2001 and entered on the docket of the United States Bankruptcy Court for the
             District of Delaware on March 19, 2001.  Exhibit 2.2 to the Current Report on Form 8-K of Kindred
             filed March 19, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

        4.1  Amended and Restated Certificate of Incorporation of Kindred.  Exhibit 4.1 to Kindred's Registration
             Statement on Form S-3 filed August 31, 2001 (Comm. File No. 333-68838) is incorporated by reference herein.

        4.2  Amended and Restated By-Laws of Kindred.  Exhibit 3.2 to Kindred's Form 8-A filed April 20, 2001
             (Comm. File No. 001-14057) is incorporated by reference herein.

        4.3  Warrant Agreement, dated as of April 20, 2001, between Kindred and Wells Fargo Bank Minnesota,
             National Association, as Warrant Agent (including forms of Series A Warrant Certificate and Series
             B Warrant Certificate).  Exhibit 4.1 to Kindred's Form 8-A filed April 20, 2001 (Comm. File No.
             001-14057) is incorporated by reference herein.

        4.4  Registration Rights Agreement, dated as of April 20, 2001, among Kindred and the Initial Holders
             (as defined therein).  Exhibit 10.1 to Kindred's Form 8-A filed April 20, 2001 (Comm. File No.
             001-14057) is incorporated by reference herein.

        4.5  Amendment No. 1 to Registration Rights Agreement dated as of August 18, 2001 among Kindred and the
             Initial Holders. Exhibit 4.5 to Kindred's Registration Statement on Form S-3 filed August 31, 2001
             (Comm. File No. 333-68838) is incorporated by reference herein.

        4.6  Amendment No. 2 to Registration Rights Agreement dated as of October 22, 2001 among Kindred and the
             Initial Holders. Exhibit 4.6 to Kindred's Registration Statement on Form S-3 filed August 31, 2001
             (Comm. File No. 333-68838) is incorporated by reference herein.

        4.7  Amended and Restated Master Lease Agreement No. 1 dated as of April 20, 2001 for Lease Executed by
             Ventas Realty, Limited Partnership, as Lessor and Vencor, Inc. and Vencor Operating, Inc. as
             Tenant.  Exhibit 10.4 to the Quarterly Report on Form 10-Q of Kindred filed August 14, 2001 (Comm.
             File No. 001-14057) is incorporated by reference herein.

        4.8  Amended and Restated Master Lease Agreement No. 2 dated as of April 20, 2001 for Lease Executed by
             Ventas Realty, Limited Partnership, as Lessor and Vencor, Inc. and Vencor Operating, Inc. as
             Tenant.  Exhibit 10.5 to the Quarterly Report on Form 10-Q of Kindred filed August 14, 2001 (Comm.
             File No. 001-14057) is incorporated by reference herein.

        4.9  Amended and Restated Master Lease Agreement No. 3 dated as of April 20, 2001 for Lease Executed by
             Ventas Realty, Limited Partnership, as Lessor and Vencor, Inc. and Vencor Operating, Inc. as
             Tenant.  Exhibit 10.6 to the Quarterly Report on Form 10-Q of Kindred filed August 14, 2001 (Comm.
             File No. 001-14057) is incorporated by reference herein.

        4.10 Amended and Restated Master Lease Agreement No. 4 dated as of April 20, 2001 for Lease Executed by
             Ventas Realty, Limited Partnership, as Lessor and Vencor, Inc. and Vencor Operating, Inc. as
             Tenant.  Exhibit 10.7 to the Quarterly Report on Form 10-Q of Kindred filed August 14, 2001 (Comm.
             File No. 001-14057) is incorporated by reference herein.


     Exhibit
     Number                       Description of Document
     -------                      -----------------------
       4.11  Vencor 2000 Stock Option Plan. Exhibit 4.1 to Kindred's
             Registration Statement on Form S-8 (Reg. No. 333-59598) is
             incorporated by reference herein.

       4.12  Vencor Restricted Share Plan. Exhibit 4.2 to Kindred's Registration
             Statement on Form S-8 (Reg. No. 333-59598) is incorporated by reference herein.

       4.13  Kindred Healthcare, Inc. 2001 Stock Option Plan. Exhibit 4.1 to
             Kindred's Registration Statement on Form S-8 (Reg. No. 333-62022) is incorporated by reference herein.

       4.14  Kindred Healthcare, Inc. 2001 Stock Option Plan for Non-Employee
             Directors. Exhibit 4.2 to Kindred's Registration Statement on Form
             S-8 (Reg. No. 333-62022) is incorporated by reference herein.

       4.15  Amendment No. One to Kindred Healthcare, Inc. 2001 Stock Option
             Plan for Non-Employee Directors. Exhibit 4.7 to the Quarterly
             Report on Form 10-Q of Kindred filed August 14, 2001 (Comm. File
             No. 001-14057) is incorporated by reference herein.

        5.1  Opinion of Cleary, Gottlieb, Steen & Hamilton.

       10.1  Corporate Integrity Agreement between the Office of Inspector
             General of the Department of Health and Human Services and Vencor,
             Inc. Exhibit 10.7 to the Quarterly Report on Form 10-Q of Kindred filed November 14, 2000 (Comm. File No. 001-14057) is incorporated by reference herein.

       10.2  $120,000,000 Credit Agreement dated as of April 20, 2001, among
             Kindred Healthcare Operating, Inc., Kindred, the Lenders party thereto, the Swingline Bank party thereto, the LC Issuing Banks party thereto, Morgan Guaranty Trust Company of New York, as
             Administrative Agent and Collateral Agent and General Electric
             Capital Corporation, as Documentation Agent and Collateral
             Monitoring Agent. Exhibit 10.1 to the Quarterly Report on Form 10-Q of Kindred filed August 14, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

       10.3  Credit Agreement Providing for the Issuance of $300,000,000 Senior
             Secured Notes due 2008 dated as of April 20, 2001 among Kindred
             Healthcare Operating, Inc., Kindred, the Lenders party thereto and
             Morgan Guaranty Trust Company of New York, as Collateral Agent and
             Administrative Agent. Exhibit 10.2 to the Quarterly Report on Form
             10-Q of Kindred filed August 14, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

       23.1  Consent of PricewaterhouseCoopers LLP.

       23.2  Consent of Ernst & Young LLP.

       23.3  Consent of Cleary, Gottlieb, Steen & Hamilton (contained in Exhibit
             5.1).

       24.1  Power of attorney.*

_____________________

*   Previously filed.*


Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on October 29, 2001.


                                  Kindred Healthcare, Inc.

                                  By: /s/ Richard A. Lechleiter
                                      ---------------------------------------
                                      Name:   Richard A. Lechleiter
                                      Title:  Vice President, Finance,
                                              Corporate Controller and
                                              Treasurer




     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated, on October 29, 2001.


                  Signature                                Title
                  ---------                                -----

                      *                        Director
---------------------------------------------
                James Bolin


                      *                        Director
---------------------------------------------
              Michael J. Embler


                      *                        Director
---------------------------------------------
              Garry N. Garrison


                      *                        Director
---------------------------------------------
                Isaac Kaufman


                      *                        Director
---------------------------------------------
                John H. Klein


                     *                         Chairman of the Board,
---------------------------------------------   Chief Executive Officer and
               Edward L. Kuntz                  President (Principal Executive
                                                Officer)

                  Signature                             Title
                  ---------                             -----

                      *                        Vice President, Finance,
---------------------------------------------   Corporate Controller and
            Richard A. Lechleiter               Treasurer (Principal
                                                Accounting Officer)



                      *                        Senior Vice President and Chief
---------------------------------------------   Financial Officer (Principal
           Richard A. Schweinhart               Financial Officer)


                      *                        Director
---------------------------------------------
               David A. Tepper

*By: /s/ Richard A. Lechleiter
    -----------------------------------------
         Richard A. Lechleiter
         Attorney-in-Fact

                                 EXHIBIT INDEX



Exhibit
Number                                            Description of Document
-------                                           -----------------------
        2.1  Fourth Amended Joint Plan of Reorganization of Vencor, Inc. And Affiliated Debtors Under Chapter
             11 of the Bankruptcy Code.  Exhibit 2.1 to the Current Report on Form 8-K of Kindred filed March
             19, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

        2.2  Findings of Fact, Conclusions of Law and Order Under 11 U.S.C. (S) 1129 and Rule 3020 of the
             Federal Rules of Bankruptcy Procedure Confirming the Fourth Amended Joint Plan of Reorganization
             of Vencor, Inc., et al., as signed by the United States Bankruptcy Court for the District of
             Delaware on March 16, 2001 and entered on the docket of the United States Bankruptcy Court for the
             District of Delaware on March 19, 2001.  Exhibit 2.2 to the Current Report on Form 8-K of Kindred
             filed March 19, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

        4.1  Amended and Restated Certificate of Incorporation of Kindred.  Exhibit 4.1 to Kindred's Registration
             Statement on Form S-3 filed August 31, 2001 (Comm. File No. 333-68838) is incorporated by reference herein.

        4.2  Amended and Restated By-Laws of Kindred.  Exhibit 3.2 to Kindred's Form 8-A filed April 20, 2001
             (Comm. File No. 001-14057) is incorporated by reference herein.

        4.3  Warrant Agreement, dated as of April 20, 2001, between Kindred and Wells Fargo Bank Minnesota,
             National Association, as Warrant Agent (including forms of Series A Warrant Certificate and Series
             B Warrant Certificate).  Exhibit 4.1 to Kindred's Form 8-A filed April 20, 2001 (Comm. File No.
             001-14057) is incorporated by reference herein.

        4.4  Registration Rights Agreement, dated as of April 20, 2001, among Kindred and the Initial Holders
             (as defined therein).  Exhibit 10.1 to Kindred's Form 8-A filed April 20, 2001 (Comm. File No.
             001-14057) is incorporated by reference herein.

        4.5  Amendment No. 1 to Registration Rights Agreement dated as of August 18, 2001 among Kindred and the
             Initial Holders.  Exhibit 4.5 to Kindred's Registration Statement on Form S-3 filed August 31, 2001
             (Comm. File No. 333-68838) is incorporated by reference herein.

        4.6  Amendment No. 2 to Registration Rights Agreement dated as of October 22, 2001 among Kindred and the
             Initial Holders. Exhibit 4.6 to Kindred's Registration Statement on Form S-3 filed August 31, 2001
             (Comm. File No. 333-68838) is incorporated by reference herein.

        4.7  Amended and Restated Master Lease Agreement No. 1 dated as of April 20, 2001 for Lease Executed by
             Ventas Realty, Limited Partnership, as Lessor and Vencor, Inc. and Vencor Operating, Inc. as
             Tenant.  Exhibit 10.4 to the Quarterly Report on Form 10-Q of Kindred filed August 14, 2001 (Comm.
             File No. 001-14057) is incorporated by reference herein.

        4.8  Amended and Restated Master Lease Agreement No. 2 dated as of April 20, 2001 for Lease Executed by
             Ventas Realty, Limited Partnership, as Lessor and Vencor, Inc. and Vencor Operating, Inc. as
             Tenant.  Exhibit 10.5 to the Quarterly Report on Form 10-Q of Kindred filed August 14, 2001 (Comm.
             File No. 001-14057) is incorporated by reference herein.

        4.9  Amended and Restated Master Lease Agreement No. 3 dated as of April 20, 2001 for Lease Executed by
             Ventas Realty, Limited Partnership, as Lessor and Vencor, Inc. and Vencor Operating, Inc. as
             Tenant.  Exhibit 10.6 to the Quarterly Report on Form 10-Q of Kindred filed August 14, 2001 (Comm.
             File No. 001-14057) is incorporated by reference herein.

        4.10 Amended and Restated Master Lease Agreement No. 4 dated as of April 20, 2001 for Lease Executed by
             Ventas Realty, Limited Partnership, as Lessor and Vencor, Inc. and Vencor Operating, Inc. as
             Tenant.  Exhibit 10.7 to the Quarterly Report on Form 10-Q of Kindred filed August 14, 2001 (Comm.
             File No. 001-14057) is incorporated by reference herein.


     Exhibit
     Number                       Description of Document
     -------                      -----------------------
       4.11  Vencor 2000 Stock Option Plan. Exhibit 4.1 to Kindred's
             Registration Statement on Form S-8 (Reg. No. 333-59598) is
             incorporated by reference herein.

       4.12  Vencor Restricted Share Plan. Exhibit 4.2 to Kindred's Registration
             Statement on Form S-8 (Reg. No. 333-59598) is incorporated by reference herein.

       4.13  Kindred Healthcare, Inc. 2001 Stock Option Plan. Exhibit 4.1 to
             Kindred's Registration Statement on Form S-8 (Reg. No. 333-62022) is incorporated by reference herein.

       4.14  Kindred Healthcare, Inc. 2001 Stock Option Plan for Non-Employee
             Directors. Exhibit 4.2 to Kindred's Registration Statement on Form
             S-8 (Reg. No. 333-62022) is incorporated by reference herein.

       4.15  Amendment No. One to Kindred Healthcare, Inc. 2001 Stock Option
             Plan for Non-Employee Directors. Exhibit 4.7 to the Quarterly
             Report on Form 10-Q of Kindred filed August 14, 2001 (Comm. File
             No. 001-14057) is incorporated by reference herein.

        5.1  Opinion of Cleary, Gottlieb, Steen & Hamilton.

       10.1  Corporate Integrity Agreement between the Office of Inspector
             General of the Department of Health and Human Services and Vencor,
             Inc. Exhibit 10.7 to the Quarterly Report on Form 10-Q of Kindred filed November 14, 2000 (Comm. File No. 001-14057) is incorporated by reference herein.

       10.2  $120,000,000 Credit Agreement dated as of April 20, 2001, among
             Kindred Healthcare Operating, Inc., Kindred, the Lenders party thereto, the Swingline Bank party thereto, the LC Issuing Banks party thereto, Morgan Guaranty Trust Company of New York, as
             Administrative Agent and Collateral Agent and General Electric
             Capital Corporation, as Documentation Agent and Collateral
             Monitoring Agent. Exhibit 10.1 to the Quarterly Report on Form 10-Q of Kindred filed August 14, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

       10.3  Credit Agreement Providing for the Issuance of $300,000,000 Senior
             Secured Notes due 2008 dated as of April 20, 2001 among Kindred
             Healthcare Operating, Inc., Kindred, the Lenders party thereto and
             Morgan Guaranty Trust Company of New York, as Collateral Agent and
             Administrative Agent. Exhibit 10.2 to the Quarterly Report on Form
             10-Q of Kindred filed August 14, 2001 (Comm. File No. 001-14057) is incorporated by reference herein.

       23.1  Consent of PricewaterhouseCoopers LLP.

       23.2  Consent of Ernst & Young LLP.

       23.3  Consent of Cleary, Gottlieb, Steen & Hamilton (contained in Exhibit
             5.1).

       24.1  Power of attorney.*

_____________________
*    Previously filed.